The transactions pursuant to the exchange offer involve securities of a foreign company. The exchange offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Securities Code: 7913

June 12, 2019

3-10-36 Higashijujo, Kita-ku, Tokyo

Tosho Printing Co., Ltd.

Kazuaki Kawada, President and Representative Director

CONVOCATION NOTICE OF THE 107TH ORDINARY GENERAL
MEETING OF SHAREHOLDERS

Dear Shareholders:

Your attendance is cordially requested at the 107th Ordinary General Meeting of Shareholders, which will be held as described below.

If you are unable to attend the meeting, please review the Reference Documents for the General Meeting of Shareholders below and indicate your support or opposition with respect to the proposals in the enclosed voting form, to be sent back to the Company such that it arrives by 6:00 p.m. on Wednesday, June 26, 2019.

1. Date and time: Thursday, June 27, 2019 at 10:00 a.m.

2. Venue: Headquarters of the Company, 3-10-36 Higashijujo, Kita-ku, Tokyo

3. Agenda for the Meeting

Matters for Reporting:

1.
Reports for details of Business Report, Consolidated Financial Statements, and Consolidated Financial Statements Audit Reports of the Accounting Auditor and the Board of Statutory Auditors for the 107th fiscal year (from April 1, 2018 to March 31, 2019)

2.	Reports for details of Non-Consolidated Financial Statements for the 107th fiscal year (from April 1, 2018 to March 31, 2019)

Matters for Resolution:

Proposal No. 1:	Approval of the Share Exchange Agreement between the Company and Toppan Printing Co., Ltd.

Proposal No. 2:	Appropriation of Surplus

Proposal No. 3:	Election of eleven (11) Directors

Proposal No. 4:	Election of one Statutory Auditor

Proposal No. 5:	Election of one substitute Statutory Auditor

Proposal No. 6:	Payment of Retirement Allowance to Directors and Statutory Auditors stepping down

* * * * * * *

*	If you will be attending the meeting, please submit the enclosed voting form to the reception desk on the day.

*
Any changes to the Reference Documents for the General Meeting of Shareholders or to the Business Reports, Consolidated Financial Statements and Non-Consolidated Financial Statements will be published on the Company’s website (https://www.tosho.co.jp).

*
Explanatory Notes to the Consolidated and Non-Consolidated Financial Statements are published on the Company’s website (https://www.tosho.co.jp) pursuant to the provisions of laws and ordinances and Article 16 of the Company’s Articles of Incorporation, and are therefore not included in this convocation notice or in the documents attached hereto. The Consolidated and Non-Consolidated Financial Statements audited by the Accounting Auditors and the Board of Statutory Auditors consist of the documents attached to this convocation notice and the Consolidated and Non-Consolidated Explanatory Notes published on the website.

*
Toppan Printing Co., Ltd.’s Articles of Incorporation and Financial Statements for the last fiscal year (the fiscal year ending March 2019) are published on the Company’s website (https://www.tosho.co.jp) pursuant to the provisions of laws and ordinances and Article 16 of the Company’s Articles of Incorporation.

REFERENCE DOCUMENTS FOR THE GENERAL MEETING OF SHAREHOLDERS

Proposal No. 1: Approval of the Share Exchange Agreement between the Company and Toppan Printing Co., Ltd.

The Company and Toppan Printing Co., Ltd. (“Toppan Printing”) resolved, at meetings of each company’s Board of Directors held on May 13, 2019, to conduct a share exchange (the “Share Exchange”) under which Toppan Printing is the wholly owning parent company in share exchange and the Company is the wholly owned subsidiary in share exchange, and the companies executed a share exchange agreement (the “Share Exchange Agreement”) as of that date.

Your approval of the Share Exchange Agreement is hereby requested.

The effective date of the Share Exchange is scheduled to be August 1, 2019. Also, Toppan Printing plans to implement the Share Exchange in the form of a summary share exchange pursuant to the provisions of Article 796, paragraph 2 of the Companies Act, without obtaining approval by resolution of a general meeting of shareholders for the Share Exchange Agreement.

If this proposal is approved, the Company will become a wholly owned subsidiary of Toppan Printing on the effective date (August 1, 2019), prior to which shares of the Company will be delisted as of July 30, 2019 (the last trading date will be July 29, 2019).

The reasons for implementing the Share Exchange, a summary of the terms of the Share Exchange Agreement, and other matters with respect to this proposal are as follows.

1.	Reasons for Implementing the Share Exchange

In recent years, as the demand for paper media is decreasing due to the accelerated digital shift as a result of the development of information technology, the effect of the increasing use of electronic media as a result of the popularization of mobile devices and the effect of companies spending their advertising budgets on digital advertising, the existing business model of the printing industry to which the Toppan group belongs has been on the verge of a great change. As domestic demand is decreasing due to the declining population caused by the falling birthrate and aging population, and as raw material costs and logistics costs are increasing and competition with competitors is becoming increasingly intense, the harsh business environment is expected to continue for the entire industry.

Recognizing the matters above, Toppan Printing considers that there is an urgent need to execute structural reorganization in response to changes in the business environment and that moving forward, it is necessary to accelerate the reorganization of the business structure to match changes in market needs more swiftly than ever.

Toppan Printing and the Company began strengthening their relationship in 1970 when they executed a business alliance agreement and the Company accepted capital contributions from Toppan Printing. When Toppan Printing undertook the Company’s capital increase through third-party allotment in October 2007, the Company became a consolidated subsidiary of Toppan Printing. Following that, as a result of concrete progress being achieved in business cooperation, the capital relationship between Toppan Printing and the Company was further stabilized through the acquisition by Toppan Printing of additional shares in the Company in February 2009. Under an environment of business cooperation supported by the capital relationship, Toppan Printing and the Company have aimed to share a corporate philosophy and strengthen their competitiveness by conducting personnel and technical exchanges and consolidating various systems, such as through the consolidation of logistics services by merging the logistics subsidiary of the Company with the logistics subsidiary of Toppan Printing and through manufacturing collaboration by promoting the reallocation of production equipment of the Toppan group as a whole.

At present, Toppan Printing has identified three material business challenges: (i) the implementation of structural reorganization, including the structure of the group, (ii) the creation of new businesses and new markets, and (iii) the acceleration of global business development. By advancing measures for these purposes, Toppan Printing is appropriately distributing and effectively utilizing business resources and aims to further expand its business. While promoting these efforts, due to major changes in the market environment such as decrease in demand for paper media and the effect of the digital shift in recent years, the business environment surrounding Toppan Printing and the Company has grown increasingly harsh, and in this context, Toppan Printing considered that it would be necessary to further increase group synergy by engaging in more unified management with the Company based on the common corporate philosophy.

At the same time, the Company announced a mid-term management plan in the fiscal year of 2017 and is working to (i) implement business structure changes based on market changes, (ii) make active investments to create new markets, and (iii) expand its business domain in the cultural and educational fields, with the aim of achieving reforms to become an “information design company” that adds value to information and provides that information to customers in order to change its paper-based business structure. However, the business environment surrounding paper media has changed more rapidly than the Company expected, and the Company considered that it is necessary to further endeavor to strengthen its profitability in these circumstances. Therefore, the Company recognizes that the acceleration of business structure change is the most important business challenge to break out of the current situation. The Company also considers that rather than independently continuing to seek business development by utilizing only its business resources, it will be able to respond to this challenge more swiftly than at present by further promoting its cooperation with Toppan Printing instead, whereby the Company may strengthen its profitability and in turn increase its corporate value.

Recognizing those matters, for a period of one year from the beginning of 2018, Toppan Printing and the Company continued to discuss matters such as manufacturing collaboration as well as the measures to increase various business synergies. Following that, Toppan Printing proposed discussions to the Company regarding the Company becoming a wholly owned subsidiary of Toppan Printing through a share exchange in February 2019 based on the development of those discussions. In response to the proposal, the Company established a project team consisting only of officers and employees who do not concurrently hold any position in Toppan Printing or are not originally from Toppan Printing and examined the merits and demerits of the conversion of the Company to a wholly owned subsidiary of Toppan Printing while Toppan Printing and the Company discussed the specific details for increasing business synergies. As a result, Toppan Printing and the Company reached the conclusion that, in order to respond to structural changes in the business environment, the best course of action for maximizing the corporate value of the Company was to establish a prompt and decisive decision-making environment based on the long-term relationship of trust with Toppan Printing in which the Company and Toppan Printing have cooperated by the Company becoming a wholly owned subsidiary of Toppan Printing, and to implement the Company’s business structure changes and expand the Company’s business domain under the integrated business operations of Toppan Printing and the Company.

Toppan Printing and the Company will complement each other in areas in which the companies were unable to sufficiently respond and increase synergy in various areas including sales and manufacturing by mobilizing the total power of the Toppan group. Specifically, with respect to sales, on the basis that the companies will maintain their sales structures, the Company plans to deepen the relationship of trust with customers by supporting the resolution of issues faced by the Company’s customers utilizing the ability of Toppan Printing to support customers’ digitalization and other services and solutions provided by Toppan Printing, thereby expanding its business domain. With respect to manufacturing, indirect manufacturing departments of the Company such as production control functions will be consolidated into Toppan Printing, and Toppan Printing and the Company will aim to promote the efficiency of manufacturing systems by achieving production at appropriate locations taking into consideration the status of the sufficiency of factories held by the Toppan group across the country. At the same time, Toppan Printing and the Company will achieve the optimization of resource allocation of the Toppan group by promoting the appropriate distribution of both companies’ production equipment to match the market scale and by avoiding redundant investment. By making the Company a wholly owned subsidiary through the Share Exchange and taking those measures, Toppan Printing and the Company will be able to add high value and achieve efficiency through the joint utilization of their customer bases, business bases, financial bases and other business resources that they have cultivated until now and will be able to maximize the use of their respective business resources. In particular, while there are certain restrictions on the unified management of the group at present because of the existence of the minority shareholders of the Company, if the Company becomes a wholly owned subsidiary of Toppan Printing, Toppan Printing and the Company will be able to utilize their business resources without such restrictions.

Based on these reasons, as Toppan Printing aims to maximize the corporate value of the Toppan group, and as the Company aims to evolve into an information design company by using the business resources of the Toppan group and strengthening collaboration, Toppan Printing and the Company believe that the best option for each company is to make the Company a wholly owned subsidiary of Toppan Printing and that doing so will contribute to the maximization of the corporate value of the companies and the interests of their shareholders.

Comprehensively taking into consideration matters such as the fact that it is necessary to make it possible to flexibly make future business investments in order to respond to changes in existing businesses due to the accelerated digital shift and in order to achieve revisions to business portfolio and that by delivering shares of Toppan Printing to the shareholders of the Company, the shareholders will be able, as shareholders of Toppan Printing, to continue to enjoy the outcome of the increased corporate value of the Toppan group arising from making the Company a wholly-owned subsidiary through the Share Exchange, Toppan Printing and the Company determined that as a method of making the Company a wholly owned subsidiary of Toppan Printing, the best course of action for increasing the corporate value of Toppan Printing and the Company is to make the Company a wholly owned subsidiary of Toppan Printing through a share exchange by which Toppan Printing will become a wholly owning parent company and the Company will become a wholly owned subsidiary.

Understanding the matters above, Toppan Printing and the Company considered and discussed the share exchange ratio and other conditions and reached an agreement, and Toppan Printing and the Company decided on May 13, 2019 at meetings of each company’s Board of Directors to implement the Share Exchange for the purpose of Toppan Printing making the Company a wholly owned subsidiary of Toppan Printing.

2.	Summary of the Terms of the Share Exchange Agreement

The terms of the Share Exchange Agreement between the Company and Toppan Printing dated May 13, 2019 are as follows.

Share Exchange Agreement (Copy)

Toppan Printing Co., Ltd. (“Toppan Printing”) and Tosho Printing Co., Ltd. (“Tosho Printing”) enter into the following share exchange agreement (this “Agreement”).

Article 1 Share Exchange

Toppan Printing and Tosho Printing shall conduct a share exchange in which Toppan Printing shall become the wholly owning parent company and Tosho Printing shall become the wholly owned subsidiary (the “Share Exchange”) pursuant to the terms of this Agreement.

Article 2 Trade Names and Addresses of the Wholly Owning Parent Company in Share Exchange and the Wholly Owned Subsidiary in Share Exchange

The trade names and addresses of the Toppan Printing and Tosho Printing are as follows.

Toppan Printing (wholly owning parent company in share exchange)

Trade name: Toppan Printing Co., Ltd.

Address: 1-5-1 Taito, Taito-ku, Tokyo

Tosho Printing (wholly owned subsidiary in share exchange)

Trade name: Tosho Printing Co., Ltd.

Address: 3-10-36 Higashijujo, Kita-ku, Tokyo

Article 3 Number and Allotment of Shares to be Delivered upon the Share Exchange

1.
Toppan Printing shall deliver common stock of Toppan Printing to the shareholders of Tosho Printing (excluding Toppan Printing) upon the Share Exchange, in the amount of 0.80 times the total number of shares of Tosho Printing held by the shareholders of Tosho Printing (excluding Toppan Printing) as of immediately before Toppan Printing’s acquisition of all of the issued shares of Tosho Printing through the Share Exchange (that time, the “Record Time”), as cash and equivalents to be delivered in exchange for the common stock of Tosho Printing owned by those shareholders.

2.
The common stock of Toppan Printing delivered pursuant to the provisions of the preceding paragraph will be allotted to the shareholders of Tosho Printing (excluding Toppan Printing) as of the Record Time in the amount of 0.80 shares of Toppan Printing per share of common stock of Tosho Printing.

3.
Toppan Printing shall handle any fraction less than one share that arises with respect to the common stock of Toppan Printing to be allotted and delivered to each shareholder of Tosho Printing under the preceding two paragraphs pursuant to the provisions of Article 234 of the Companies Act and other relevant laws and ordinances.

Article 4 Amount of Stated Capital and Reserves of the Wholly Owning Parent Company in Share Exchange

The amount of stated capital and reserves of Toppan Printing will increase upon the Share Exchange by the amount separately specified by Toppan Printing as appropriate pursuant to the provisions of Article 39, paragraph 2 of the Rules of Corporate Accounting.

Article 5 Effective Date

The Share Exchange becomes effective on August 1, 2019 (the “Effective Date”); however, the Parties may, after consultation, change the Effective Date by agreement as necessary.

Article 6 Approval of the Share Exchange Agreement by the General Meeting of Shareholders

1.
Toppan Printing will conduct the Share Exchange pursuant to the main clause of Article 796, paragraph 2 of the Companies Act, without obtaining approval by resolution of its general meeting of shareholders under Article 795, paragraph 1 of the Companies Act; however, if it becomes necessary to obtain approval of this Agreement from Toppan Printing’s general meeting of shareholders pursuant to the provisions of Article 796, paragraph 3 of the Companies Act, Toppan Printing shall obtain that approval by the day before the Effective Date.

2.
Tosho Printing shall obtain approval of this Agreement from Tosho Printing’s General Meeting of Shareholders as specified in Article 783, paragraph 1 of the Companies Act by the day before the Effective Date.

Article 7 Management of Company Assets

Toppan Printing and Tosho Printing shall, respectively, execute its business and manage its assets with the due care of a prudent manager from the execution of this Agreement through the Effective Date, and shall consult and agree with the other party before taking any action likely to have a material effect on its business, assets, rights, or obligations, except as otherwise provided for in this Agreement.

Article 8 Limitation of Dividend of Surplus

1.
Toppan Printing and Tosho Printing may each make a dividend of surplus not exceeding the following amounts to the shareholders and registered pledgees of shares entered or recorded in its last shareholder register as of March 31, 2019:

(1)    Toppan Printing: JPY 20 per share of common stock

(2)    Tosho Printing: JPY 4 per share of common stock

2.
Toppan Printing and Tosho Printing shall not make any dividend of surplus after the execution of this Agreement with a record date falling before the Effective Date, except as provided for in the preceding paragraph.

Article 9 Cancellation of Treasury Shares

Tosho Printing shall cancel all of the treasury shares it holds or will hold at the Record Time (including treasury shares to be acquired by Tosho Printing on the Effective Date in response to the exercise of the dissenting shareholders’ appraisal right in connection with the Share Exchange) by the Record Time (and only after any such acquisition takes effect, if any) in accordance with a resolution of the board of directors of Tosho Printing at a meeting to be held by the day immediately preceding the Effective Date.

Article 10 Amendment of Conditions and Cancellation of the Share Exchange

Toppan Printing and Tosho Printing may, after consultation, amend the conditions of the Share Exchange or other terms of this Agreement or to cancel the Share Exchange if there is a material change in the financial or operational status of Toppan Printing or Tosho Printing, an event occurs or is discovered that materially hinders the implementation of the Share Exchange, or the objectives of the Share Exchange otherwise become significantly difficult to achieve during the period from the execution of this Agreement through the Effective Date.

Article 11 Effectiveness of this Agreement

This Agreement will cease to be effective if (i) approval by the general meeting of shareholders of Toppan Printing (only if it is necessary to obtain approval of this Agreement from Toppan Printing’s general meeting of shareholders pursuant to the provisions of Article 796, paragraph 3 of the Companies Act) or approval by the general meeting of shareholders of Tosho Printing specified in Article 6 is not obtained by the day before the Effective Date, (ii) approval by a relevant government agency or the like required for the Share Exchange pursuant to the laws and ordinances of Japan or another country (including the effectiveness of a filing to a relevant government agency or the like) is not obtained, or (iii) the Share Exchange is cancelled pursuant to the preceding Article.

Article 12 Consultation

Toppan Printing and Tosho Printing shall consult to determine all matters not provided for in this Agreement and other matters required for the Share Exchange in accordance with the purport of this Agreement.

In witness whereof, this Agreement is prepared in duplicate, and each party shall affix its name and seal hereto and retain one original.

May 13, 2019

Toppan Printing:	1-5-1 Taito, Taito-ku, Tokyo Toppan Printing Co., Ltd. Shingo Kaneko, President and Representative Director (seal)

Tosho Printing:	3-10-36 Higashijujo, Kita-ku, Tokyo Tosho Printing Co., Ltd. Kazuaki Kawada, President and Representative Director (seal)

(End of Share Exchange Agreement)

3.	Matters Concerning the Appropriateness of the Consideration

(1)	Matters Concerning the Appropriateness of Total Amount and Allotment of the Consideration

(i)	Allotment in the Share Exchange

	Toppan Printing (wholly owning parent company in share exchange)	The Company (wholly owned subsidiary in share exchange)
Ratio of allotment in the Share Exchange	1	0.80
Number of shares to be delivered upon the Share Exchange	Common stock of Toppan Printing: 16,623,222 shares (scheduled)
Note 1:	Share allotment ratio

0.80 shares of common stock of Toppan Printing will be allotted and delivered in exchange for each share of common stock of the Company (the “Share Exchange Ratio”); provided, however, that no shares will be allotted in the Share Exchange for the shares of common stock of the Company held by Toppan Printing (22,002,461 shares as of May 13, 2019).

The Share Exchange Ratio may be subject to change upon consultation and agreement between Toppan Printing and the Company in the case of any material changes to the conditions that are the basis of the calculation.

Note 2:	Number of shares of Toppan Printing to be delivered upon the Share Exchange

Upon the Share Exchange, Toppan Printing shall deliver the number of shares of Toppan Printing calculated based on the Share Exchange Ratio described in the above table to the shareholders of the Company (meaning the shareholders after the retirement of treasury shares described below and excluding Toppan Printing) as of the time immediately preceding the time when Toppan Printing acquires all issued shares of the Company (excluding shares of the Company held by Toppan Printing) through the Share Exchange (the “Record Time”) in exchange for the shares of the Company held by such shareholders.

In accordance with a resolution of the Board of Directors meeting that will be held by the day immediately preceding the effective date of the Share Exchange, the Company will retire all of the treasury shares it holds at the Record Time (including the shares to be acquired by the Company in response to the exercise of the dissenting shareholders’ appraisal right stipulated in Article 785, paragraph 1 of the Companies Act in connection with the Share Exchange). The number of shares to be delivered upon the Share Exchange may be subject to change in the future due to reasons such as the acquisition or retirement of treasury shares by the Company. All of the shares of Toppan Printing to be delivered upon the Share Exchange are scheduled to be sourced from the treasury shares held by Toppan Printing (the number of the treasury shares held by Toppan Printing is 25,768,515 as of March 31, 2019), and Toppan Printing will not issue new shares.

Note 3:	Treatment of shares constituting less than one unit (tangen miman kabushiki)

The shareholders of the Company who will hold shares of Toppan Printing constituting less than one unit (shares less than 100 shares) upon the Share Exchange will be entitled to use the following systems concerning shares of Toppan Printing. Shareholders cannot sell shares constituting less than one unit in the financial instruments exchange market.

(i)	Further purchase (kaimashi) of shares constituting less than one unit (purchase to reach a total of 100 shares)

A system whereby holders of shares of Toppan Printing constituting less than one unit may request Toppan Printing to sell, and may purchase from Toppan Printing, the number of shares that will achieve a total of one unit (tangen) together with the number of shares constituting less than one unit held by such shareholder pursuant to the provisions of Article 194, paragraph 1 of the Companies Act and Article 9 of the Articles of Incorporation of Toppan Printing.

(ii)	Purchase (kaitori) by Toppan Printing of shares constituting less than one unit (sale by a shareholder of shares less than 100 shares)

A system whereby holders of shares of Toppan Printing constituting less than one unit may request Toppan Printing to purchase the shares constituting less than one unit held by such shareholder pursuant to the provisions of Article 192, paragraph 1 of the Companies Act.

Note 4:	Treatment of any fractions of less than one share

With respect to the shareholders of the Company who would receive an allotment of shares including fractions of less than one share of Toppan Printing upon the Share Exchange, Toppan Printing will sell the shares of Toppan Printing equal to the total number of those fractions of less than one share (any fractions of less than one share in such total number being rounded down to the nearest whole number) and pay the sales proceeds in cash to each of such shareholders in proportion to the value of such fractions of less than one share, pursuant to the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

(ii)	Basis for Calculation of the Allotment Concerning the Share Exchange

a.	Basis and Reason for Calculation of the Allotment Concerning the Share Exchange

As described in 1. “Reasons for Implementing the Share Exchange” above, in February 2019, Toppan Printing proposed discussions to the Company regarding the Company becoming a wholly owned subsidiary of Toppan Printing through a share exchange, and the companies repeatedly engaged in earnest negotiations and discussions with each other. As a result, Toppan Printing and the Company reached the conclusion that the best course of action for increasing the corporate value of the Company and of the Toppan group as a whole was to strengthen the integrated business operations of Toppan Printing and the Company and swiftly resolve the issues of customers under the prompt and decisive decision-making environment created by Toppan Printing making the Company its wholly owned subsidiary.

In order to ensure the fairness and the appropriateness in calculating the Share Exchange Ratio that will be applied to the Share Exchange described in 3.(1)(i) “Allotment in the Share Exchange” above, Toppan Printing and the Company, respectively and separately, decided to request a third-party valuation institution independent of both companies to calculate the share exchange ratio. Toppan Printing appointed Nomura Securities Co., Ltd. (“Nomura Securities”), and the Company appointed GCA Corporation (“GCA”) as the third-party valuation institutions.

As described in 3.(3)(i) “Measures to Ensure Fairness” below, based on the valuation report concerning the Share Exchange Ratio received on May 10, 2019 from Nomura Securities, which is a third-party valuation institution, and based on advice from Mori Hamada & Matsumoto, Toppan Printing’s legal advisor, after careful discussion and review, Toppan Printing came to the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of Toppan Printing. Accordingly, Toppan Printing came to the conclusion that conducting the Share Exchange with the Share Exchange Ratio is appropriate.

As described in 3.(3)(i) “Measures to Ensure Fairness” below, based on the valuation report concerning the Share Exchange Ratio received on May 10, 2019 from GCA, which is a third-party valuation institution, based on advice from Nakamura, Tsunoda & Matsumoto, the Company’s legal advisor, and based on instruction and advice from a special committee consisting of independent members who do not have any interests with Toppan Printing, which is the controlling shareholder (details of the special committee are as described in 3.(3)(ii) “Measures to Avoid Conflicts of Interest” below), the Company has carefully and repeatedly engaged in discussion and review and has received the response to referrals (toshinsho) from the special committee. The Company came to the conclusion that the Share Exchange Ratio is at an appropriate level in light of the valuation result of GCA, based on which the Share Exchange Ratio exceeds the upper limit of the calculation range calculated by the average market price analysis, the calculation range calculated by the comparable company analysis and the calculation range calculated by the discounted cash flow analysis (the “DCF Analysis”), as described in 3.(1)(ii)b.B. “Outline of Calculation” below, and that, as the special committee and Toppan Printing have repeatedly negotiated and agreed on the Share Exchange Ratio, it will contribute to the interests of the shareholders of the Company. Accordingly, the Company came to the conclusion that conducting the Share Exchange with the Share Exchange Ratio is appropriate.

In addition to the foregoing, Toppan Printing and the Company engaged in careful review, referring to the results of the calculation of the share exchange ratio provided by their third-party valuation institutions, based on the results of the due diligence conducted by each company with respect to the other company, as well as with advice from their respective legal advisors as and when appropriate, and Toppan Printing and the Company repeatedly held mutual negotiations and consultations while taking into consideration the financial condition, asset status and future prospects of each company and other related factors in a comprehensive manner.

As a result, Toppan Printing and the Company came to the conclusion that conducting the Share Exchange with the Share Exchange Ratio is appropriate and contributes to the interests of their respective shareholders. Therefore, Toppan Printing and the Company executed the Share Exchange Agreement based on the resolutions of the respective Board of Directors meetings of Toppan Printing and the Company held on May 13, 2019 with respect to the implementation of the Share Exchange based on the Share Exchange Ratio.

The Share Exchange Ratio may be subject to change upon the consultation and agreement between Toppan Printing and the Company in the case of any material changes to the conditions that are the basis of the calculation.

b.	Matters Concerning Calculation

A.	Names of the Valuation Institutions and their Relationships with the Listed Companies

Both Nomura Securities, which is acting as a third-party valuation institution of Toppan Printing, and GCA, which is acting as a third-party valuation institution of the Company, are valuation institutions independent of Toppan Printing and the Company, are not related parties of Toppan Printing and the Company, and do not have any material interest to be noted in connection with the Share Exchange.

B.	Outline of Calculation

As shares of common stock of Toppan Printing and the Company are listed on the First Section of the Tokyo Stock Exchange and a market share price exists, Nomura Securities adopted the average market price analysis for calculation. In addition, as there are comparable listed companies for which comparison to Toppan Printing and the Company is possible, and analogical inference of share value is possible through the comparable company analysis, the comparable company analysis was adopted for the calculation. Furthermore, in order to take into account the state of future business operations in the assessment, DCF Analysis was adopted for the calculation.

The following shows the assessment ranges that were derived from each calculation method, when the share value per share of Toppan Printing is set at one.

Methodology adopted	Range of calculation of Share Exchange Ratio
Average Market Price Analysis	0.51 – 0.56
Comparable Company Analysis	0.38 – 0.60
DCF Analysis	0.52 – 0.90

In performing the market price analysis, Nomura Securities set May 10, 2019 as the reference date and used the closing share price on the Tokyo Stock Exchange on the reference date and the simple average closing share prices for the most recent five business days, the most recent month, the most recent three months, and the most recent six months, each ending on the reference date.

In calculating the share exchange ratio above, Nomura Securities used public information and information which was provided to Nomura Securities without any independent verification of accuracy and completeness on the assumption that the information is accurate and complete. Nomura Securities did not independently perform any valuation, appraisal or assessment of assets and liabilities (which include derivatives, off-balance sheet assets and liabilities and other contingent liabilities) of both companies and their affiliates, including the analysis or valuation of individual assets or liabilities, nor separately request any third-party institution to make such appraisal or assessment. Nomura Securities assumed that the financial projections (including profit plans and other information) of both companies had been reasonably prepared based on the best and faithful projection and judgment currently available to the management of both companies at this time. The calculation by Nomura Securities is based on the information available to Nomura Securities and economic conditions as of May 10, 2019, and the purpose of the calculation by Nomura Securities is only to serve as reference for the Board of Directors of Toppan Printing in reviewing the Share Exchange Ratio.

The Company’s future financial projections that Nomura Securities used as a basis for applying the DCF Analysis contain fiscal years in which a significant increase in earnings is expected. Specifically, the operating profit in the fiscal year ending March 2020 is expected to be JPY 1,200 million (while the operating loss in the fiscal year ended March 2019 was JPY 48 million). The main reason is the earnings growth associated with the enhancement of the resources in the educational solution business in response to the growing needs for English education, the increase in new sales as a result of the introduction of new equipment in the publishing and commercial printing fields, the improvement of logistics income and expenditures by revising the unit price system, the revenue growth of Gakko Tosho Co., Ltd., a subsidiary of the Company, due to fiscal year ending March 2020 being a year in which elementary school textbooks are adopted, and other matters. Those financial projections are not based on the premises that the Share Exchange is implemented.

As shares of common stock of Toppan Printing and the Company are listed on the First Section of the Tokyo Stock Exchange and a market share price exists, GCA adopted the average market price analysis for calculation. In addition, as there are comparable listed companies for which comparison to Toppan Printing and the Company is possible, and analogical inference of share value is possible through the comparable company analysis, the comparable company analysis was adopted for the calculation. Furthermore, in order to take into account the state of future business operations in the assessment, DCF Analysis was adopted for the calculation.

The following shows the assessment ranges that were derived from each calculation method, when the share value per share of Toppan Printing is set at one.

Methodology adopted	Range of calculation of Share Exchange Ratio
Average Market Price Analysis	0.51 – 0.56
Comparable Company Analysis	0.33 – 0.42
DCF Analysis	0.56 – 0.70
In performing the market price analysis, GCA set May 10, 2019 as the reference date and used the closing share price on the Tokyo Stock Exchange on the reference date and the simple average closing share prices for the most recent five business days, the most recent month, the most recent three months, and the most recent six months, each ending on the reference date.

In performing the comparable company analysis, Dai Nippon Printing Co., Ltd. was selected as a similar listed company determined to be similar to Toppan Printing, and Kyodo Printing Co., Ltd, Kyoritsu Printing Co., Ltd., Takeda Printing Co., Ltd., and Mitsumura Printing Co., Ltd. were selected as a similar listed company determined to be similar to the Company, and GCA performed the calculation by using expected EBITDA ratio for the corporate value.

In performing the DCF Analysis, with respect to Toppan Printing, the cash flow and other elements based on the financial forecast for the period from fiscal year 2019 through fiscal year 2021 provided by Toppan Printing were discounted to the current value by using a certain discount rate in order to analyze the corporate value. When calculating the going concern value of Toppan Printing through the DCF Analysis, GCA adopted the perpetual method and performed the calculation based on a permanent growth rate of 0.00% and discount rate of 7.27% to 9.27%. With respect to the Company, the cash flow and other elements based on the financial forecast for the period from fiscal year of 2019 through fiscal year of 2021 provided by the Company were discounted to the current value by using a certain discount rate in order to analyze the corporate value. When calculating the going concern value of the Company through the DCF Analysis, GCA adopted the perpetual method and performed the calculation based on a permanent growth rate of 0.00% and discount rate of 7.53% to 9.53%.

The Company’s future financial projections that GCA used as a basis for applying the DCF Analysis contain fiscal years in which a significant increase in earnings is expected. Specifically, the operating profit in the fiscal year ending March 2020 is expected to be JPY 1,200 million (while the operating loss in the fiscal year ended March 2019 was JPY 48 million). The main reason is the earnings growth associated with the enhancement of the resources in the educational solution business in response to the growing needs for English education, the increase in new sales as a result of the introduction of new equipment in the publishing and commercial printing fields, the improvement of logistics income and expenditures by revising the unit price system, the revenue growth of Gakko Tosho Co., Ltd., a subsidiary of the Company, due to fiscal year ending March 2020 being a year in which elementary school textbooks are adopted, and other matters. Those financial projections are not based on the premises that the Share Exchange is implemented.

In calculating the share exchange ratio above, GCA used public information and information which was provided to GCA without any independent verification of accuracy and completeness on the assumption that the information is accurate and complete. GCA did not independently perform any valuation, appraisal or assessment of assets and liabilities (which include derivatives, off-balance sheet assets and liabilities and other contingent liabilities) of both companies and their affiliates, including the analysis or valuation of individual assets or liabilities, nor separately request any third-party institution to make such appraisal or assessment. With respect to the financial projections (including profit plans and other information) of the Company, GCA conducted hearings with the Company’s management team, and the special committee received explanations from the Company’s executives, and GCA and the special committee verified the preparation procedures and contents of the financial projections and confirmed that no significantly unreasonable issue was found in regard to the financial projections being the basis for the calculation of the share exchange ratio. With respect to the financial projections of Toppan Printing, GCA conducted due diligence and confirmed that no significantly unreasonable issue was found in regard to the financial projections being the basis for the calculation of the share exchange ratio. Accordingly, GCA assumed that the financial projections (including profit plans and other information) of both companies had been reasonably prepared based on the best and faithful projection and judgment currently available to the management of both companies at this time. The calculation by GCA is based on the information available to GCA and economic conditions as of May 10, 2019, and the purpose of the calculation by GCA is only to serve as reference for the Board of Directors of the Company in reviewing the Share Exchange Ratio, and GCA expresses no opinion on the fairness of the share exchange ratio in the Share Exchange.

(2)	Reasons for Selecting the Common Stock of Toppan Printing as the Consideration

Comprehensively taking into consideration matters such as the fact that as the Toppan group it is necessary to make it possible to flexibly make future business investments in order to respond to changes in existing businesses due to the accelerated digital shift and in order to achieve revisions to business portfolio and that by delivering shares of Toppan Printing to the minority shareholders of the Company, the minority shareholders will be able, as shareholders of Toppan Printing, to continue to enjoy the outcome of the increased corporate value of the Toppan group arising from making the Company a wholly owned subsidiary, Toppan Printing and the Company determined that the Share Exchange with the common stock of Toppan Printing as the consideration is the best course of action for increasing the corporate value of the Company and Toppan Printing, and for contributing shareholders’ interest.

(3)	Matters Observed to Prevent Harming the Interests of Shareholders Other Than Toppan Printing

(i)	Measures to Ensure Fairness

Since Toppan Printing already owns 51.51% (as of March 31, 2019) of the voting rights of all shareholders of the Company, Toppan Printing and the Company have determined that it is necessary to ensure the fairness of the Share Exchange and therefore have implemented the following measures:

a.	Obtainment of Valuation Report from Independent Third-Party Valuation Institution

In order to ensure the fairness in calculating the share exchange ratio to be used upon the Share Exchange, Toppan Printing appointed Nomura Securities as a third-party valuation institution, and the Company appointed GCA as a third-party valuation institution. Toppan Printing and the Company requested their valuation institutions to calculate the share exchange ratio to be used upon the Share Exchange and received valuation reports dated May 10, 2019 therefrom concerning the share exchange ratio. For the outline of the valuation reports, see 3.(1)(ii)b.B. “Outline of Calculation” above.

Neither Toppan Printing nor the Company has received an opinion (fairness opinion) from the third-party valuation institutions to the effect that the Share Exchange Ratio is appropriate or fair from a financial viewpoint.

b.	Advice from Independent Law Firms

Toppan Printing appointed Mori Hamada & Matsumoto as its legal advisor, and the Company appointed Nakamura, Tsunoda & Matsumoto as its legal advisor, and Toppan Printing and the Company received legal advice concerning the decision-making methods and procedures to be implemented by the Board of Directors, including for the procedures of the Share Exchange.

Mori Hamada & Matsumoto and Nakamura, Tsunoda & Matsumoto are independent of Toppan Printing and the Company and have no material interest in Toppan Printing and the Company.

(ii)	Measures to Avoid Conflicts of Interest

Since Toppan Printing is the controlling shareholder of the Company, who already owns 51.51% (as of March 31, 2019) of the voting rights of all shareholders of the Company, the Company implemented the following measures in order to avoid conflicts of interest.

a.	Unanimous Approval by the Directors and Statutory Auditors of the Company, excluding Directors and Statutory Auditors who have conflicts of interest

Of the thirteen directors of the Company attending the Board of Directors meeting of the Company held on May 13, 2019 resolving the proposal of the execution of the Share Exchange Agreement, Mr. Shingo Kaneko is the Representative Director of Toppan Printing, Mr. Takahisa Ota is a part-time director of Toppan Communication Products Co., Ltd. (“TCP”), a wholly owned subsidiary of Toppan Printing, Messrs. Yoshihiko Okitsu, Noriyuki Takasaka, Seiji Yano, Shunji Fujino, Masashi Ono and Taira Naito are from Toppan Printing, and Mr. Tetsuo Ouchi is a former part-time director of Toppan Joho Kako Co., Ltd. (which was absorbed by TCP on April 1, 2019 through an absorption-type merger), a wholly owned subsidiary of Toppan Printing. Therefore, two-tiered procedures were taken: (i) from the perspective of avoiding conflicts of interest, the four directors other than Messrs. Shingo Kanako, Yoshihiko Okitsu, Noriyuki Takasaka, Seiji Yano, Shunji Fujino, Masashi Ono, Taira Naito, Takahisa Ota and Tetsuo Ouchi engaged in discussions and made a resolution with unanimous consent, and (ii) from the perspective of securing a quorum for the Board of Directors meeting, eleven directors (including the four directors mentioned above as well as Messrs. Yoshihiko Okitsu, Noriyuki Takasaka, Seiji Yano, Shunji Fujino, Masashi Ono, Taira Naito and Tetsuo Ouchi) engaged in further discussions and made a resolution with unanimous consent. In addition, one Outside Statutory Auditor who attended such Board of Directors meeting had no objection to such resolution.

Out of three Statutory Auditors, Messrs. Katsuhiro Kinemura and Kenji Sugawara are from Toppan Printing. From the perspective of avoiding conflicts of interest, they did not engage in the discussions on the proposal of the execution of the Share Exchange Agreement at the Board of Directors meeting mentioned above, and they refrained from expressing an opinion.

In addition, from the perspective of avoiding conflicts of interest, Messrs. Shingo Kaneko, Yoshihiko Okitsu, Noriyuki Takasaka, Seiji Yano, Shunji Fujino, Masashi Ono and Taira Naito, who are directors of the Company, did not participate in discussions and negotiations with Toppan Printing on behalf of the Company. Because Messrs. Takahisa Ota and Tetsuo Ouchi are, respectively, a plant control general manager and production control general manager of the Company and are essential to the discussions on manufacturing matters, and the level of conflicts of interest was considered to be minor as the concurrent positions that they have or had are as part-time directors of a wholly owned subsidiary of Toppan Printing, they participated in discussions with Toppan Printing on manufacturing matters but did not participate in discussions and negotiations other than those.

b.	Obtainment by the Company of a Response to Referrals (toshinsho) from a Special Committee that has No Conflicts of Interest

In order to avoid conflicts of interest upon the Share Exchange, on February 18, 2019, the Company established a special committee (the “Special Committee”) composed of three persons, Mr. Nobuhiko Kitamura (a certified public accountant) who is an outside director and independent officer of the Company and is determined to be familiar with the business activities and other matters of the Company to a substantial extent and to have certain expertise and qualifications to examine the Share Exchange as a certified public accountant, Mr. Katsuhisa Nakashima (a certified public accountant, and the President and Representative Director of M&A Consortium Co., Ltd.) who is an independent external expert without conflicts of interest with respect to the Company and Toppan Printing, which is the Company’s controlling shareholder, and who has expertise and qualifications to examine the Share Exchange as a certified public accountant and is familiar with M&A (Mr. Katsuhisa Nakashima was appointed with the prior confirmation of Mr. Nobuhiko Kitamura, who is an outside director and independent officer of the Company) and Mr. Eiji Masuda (an attorney and a partner of Masuda & Partners Law Office) who is an independent external expert without conflicts of interest with respect to the Company and Toppan Printing, which is the Company’s controlling shareholder, and who has expertise and qualifications to examine the Share Exchange as an attorney and is familiar with M&A (Mr. Eiji Masuda was appointed with the prior confirmation of Mr. Nobuhiko Kitamura, who is an outside director and independent officer of the Company), and consulted on (i) whether it is appropriate for the Board of Directors of the Company to make a decision on executing the Share Exchange from the perspective of (a) whether the Special Committee may reasonably determine that the Share Exchange will increase the corporate value, and (b) whether the Special Committee may reasonably determine because the Share Exchange will be executed through procedures that are fair to the shareholders, the interests of the shareholders are taken into account, and (ii) whether the Share Exchange will not be disadvantageous to the minority shareholders. At the same time, the Company granted to the Special Committee the authority to collect information necessary for examining the consulted matters, the authority to appoint or approve a legal advisor and a financial advisor and the authority to express opinions on the policy for negotiating with Toppan Printing as well as, when necessary, to negotiate with Toppan Printing. With respect to the remuneration for the members of the Special Committee, Mr. Nobuhiko Kitamura who is an outside director of the Company will receive fixed remuneration within the total annual remuneration for Directors resolved by the general meeting of shareholders together with the ordinary remuneration for Directors, and Mr. Katsuhisa Nakashima and Mr. Eiji Masuda who are external experts will receive hourly remuneration. In both cases, the remuneration will be paid irrespective of the details of the consulted matters.

The Special Committee held eight meetings in total during the period from February 18, 2019 to May 13, 2019 and carefully discussed and examined the consulted matters described above by exchanging opinions, discussing the matters and otherwise collecting information through email and other methods, as well. Specifically, the Special Committee approved the appointment of Nakamura, Tsunoda & Matsumoto as the Company’s legal advisor after confirming their records, independence, etc., and selected GCA from multiple candidates as a financial advisor and third-party valuation institution of the Company after examining their records, independence, etc. The Special Committee received explanations from the Company regarding the purpose of the Share Exchange, the background and development of the Share Exchange, the formulation procedures and contents of the Company’s business plan based on which the share exchange ratio is calculated, the examination system and decision-making method of the Share Exchange, and other matters, and asked related questions. In addition, the Special Committee received explanations from Toppan Printing and Nomura Securities, Toppan Printing’s financial advisor, regarding the purpose of the Share Exchange, the background and development of the Share Exchange, the reason for choosing share exchange, the concept of the share exchange ratio, and other matters, and asked related questions. The Special Committee received advice from Nakamura, Tsunoda & Matsumoto, the Company’s legal advisor, regarding the decision-making method of the Board of Directors of the Company for the Share Exchange, the management of the Special Committee, and other measures to ensure procedural fairness and measures to avoid conflicts of interest in relation to the Share Exchange and received explanations regarding the results of the legal due diligence on Toppan Printing, and asked related questions. In addition, the Special Committee received explanations from GCA, the Company’s third-party valuation institution, regarding the results of financial and tax due diligence on Toppan Printing and the share exchange ratio calculation method and results, asked related questions, and verified the reasonableness thereof. Further, the Special Committee received advice from GCA, the Company’s financial advisor, and Nakamura, Tsunoda & Matsumoto, the Company’s legal advisor, determined the negotiation policy for the share exchange ratio and other matters, and was substantially involved in the negotiations with Toppan Printing such as continually receiving reports on the details of negotiations, giving instructions, as necessary, and giving written proposals for the share exchange ratio to Toppan Printing several times.

As a result of that examination and the like, the Special Committee submitted to the Board of Directors of the Company a response to referrals (toshinsho) on May 13, 2019, stating that it considers it reasonable for the Board of Directors of the Company to decide the implementation of the Share Exchange and that it considers that it is not disadvantageous to the minority shareholders for the execution of the Share Exchange Agreement to be decided at the Board of Directors meeting of the Company.

(4)	Appropriateness of the Amount of Stated Capital and Reserves of Toppan Printing

The amount of stated capital and reserves of Toppan Printing will increase upon the Share Exchange by the amount separately specified by Toppan Printing as appropriate pursuant to the provisions of Article 39, paragraph 2 of the Rules of Corporate Accounting. This treatment is appropriate in light of laws and ordinances and Toppan Printing’s capital policy.

4.	Matters of Reference Concerning the Consideration

(1)	Provisions of the Articles of Incorporation of Toppan Printing

Toppan Printing’s Articles of Incorporation are published on the Company’s website (https://www.tosho.co.jp) pursuant to the provisions of laws and ordinances and Article 16 of the Company’s Articles of Incorporation.

(2)	Matters Concerning the Method of Exchange of the Consideration

(i)	Markets on which the Consideration is Traded

The common stock of Toppan Printing is traded on the First Section of the Tokyo Stock Exchange.

(ii)	Providers of Intermediation, Brokerage and Agency of the Consideration

Intermediation and brokerage of trades in the common stock of Toppan Printing is available from financial instruments business operators (securities firms and the like) throughout Japan

(iii)	Limitations on Sale and other Disposition of the Consideration

Not applicable.

(3)	Matters Concerning the Market Price of the Consideration

The average closing price of the shares of Toppan Printing on the First Section of the Tokyo Stock Exchange is JPY 1,766 for the one month period ending on the business day preceding the date that the execution of the Share Exchange Agreement was announced (May 13, 2019), and JPY 1,731 for the three month period ending on that day.

Please see the website of the Tokyo Stock Exchange (https://www.jpx.co.jp/) for the current market price of Toppan Printing stock.

(4)	Content of the Balance Sheets of Toppan Printing for Each Fiscal Year Ending within the Past Five Years

Omitted because Toppan Printing has submitted an annual securities report pursuant to the provisions of Article 24, paragraph 1 of the Financial Instruments and Exchange Act for each of those fiscal years.

5.	Matters Concerning the Appropriateness of the Provisions for Share Options under the Share Exchange

Not applicable because the Company has not issued share options.

6.	Matters Concerning Financial Statements

(1)	Content of the Financial Statements of Toppan Printing for the Last Fiscal Year

Toppan Printing’s financial statements for the last fiscal year (the fiscal year ending March 2019) are published on the Company’s website (https://www.tosho.co.jp) pursuant to the provisions of laws and ordinances and Article 16 of the Company’s Articles of Incorporation.

(2)
Details of dispositions of material assets, assumption of material obligations and other events having a material effect on the status of property of either party after the last day of the last fiscal year

(i)	The Company

a.
The Company executed a share exchange agreement with Toppan Printing dated May 13, 2019 with Toppan Printing as the wholly owning parent company in share exchange and the Company as the wholly owned subsidiary in share exchange. The terms of the Share Exchange Agreement is stated in 2. “Summary of the Terms of the Share Exchange Agreement” above.

b.
In accordance with a resolution of the Board of Directors meeting that will be held by the day immediately preceding the effective date of the Share Exchange, the Company will retire all of the treasury shares it holds at the Record Time (including the shares to be acquired by the Company in response to the exercise of the dissenting shareholders’ appraisal right stipulated in Article 785, paragraph 1 of the Companies Act in connection with the Share Exchange).

c.
The Company intends to distribute a year-end dividend for the fiscal year ending March 2019 consisting of a dividend of surplus of JPY 4 per share, with March 31, 2019 as the record date, subject to the approval of the 107th Ordinary General Meeting of Shareholders of the Company scheduled to be held on June 27, 2019.

(ii)	Toppan Printing

a.
Toppan Printing executed a share exchange agreement with the Company dated May 13, 2019 with Toppan Printing as the wholly owning parent company in share exchange and the Company as the wholly owned subsidiary in share exchange. The terms of the Share Exchange Agreement is stated in 2. “Summary of the Terms of the Share Exchange Agreement” above.

b.
Toppan Printing intends to distribute a year-end dividend for the fiscal year ending March 2019 consisting of a dividend of surplus of JPY 20 per share, with March 31, 2019 as the record date, at the meeting of the Board of Directors of Toppan Printing scheduled to be held on May 30, 2019.

Proposal No. 2: Appropriation of Surplus

The Company considers returning value to its shareholders to be one of its most important objectives, and has a fundamental policy of proactively returning a part of each fiscal year’s profit to shareholders, while taking care to retain enough to ensure the robustness of its business.

The Year-End Dividend for this fiscal year will be JPY 4 per share.

Matters Concerning the Year-End Dividend

(1)	Dividend property: Money

(2)	Matters Concerning the Dividend Property to be Allotted to Shareholders and Total Amount Thereof:

JPY 4 per share of common stock of the Company

Total amount: JPY 171,125,956

(3)	Effective Date of the Dividend of Surplus:

June 28, 2019

Proposal No. 3: Election of eleven (11) Directors

The term of office of all of the current thirteen (13) Directors will expire at the conclusion of this Ordinary General Meeting of Shareholders. Therefore, it is proposed to elect the following eleven (11) Directors.

Candidate No.	Standing for	Name	Current position and responsibilities
1	Reelection	Kazuaki Kawada	President and Representative Director
2	Reelection	Noriyuki Takasaka	Director and Vice President Deputy President Director responsible for the Internal Audit Team, CSR, Personnel, and Affiliate Companies
3	Reelection	Seiji Yano	Senior Managing Director Director responsible for Finance, Business Strategy, and the Business Reform Project
4	Reelection	Shunji Fujino	Managing Director General Manager, Business Promotion Director responsible for Business Solutions
5	Reelection	Shingo Kaneko	President and Representative Director of Toppan Printing Co., Ltd. Director
6	Reelection	Takahisa Ota	Director General Manager, Plants
7	Reelection	Tetsuo Ouchi	Director General Manager, Production Director responsible for Technology Development and Prepress
8	Reelection	Hirokazu Okazawa	Director Senior Manager, Information Design Sales Director responsible for the DSR Promotion Center
9	Reelection	Nobuhiko Kitamura	Certified Public Accountant Director (outside director); Independent officer
10	Reelection	Masashi Ono	Director (outside director)
11	Reelection	Taira Naito	Attorney-at-Law Director (outside director); Independent officer

Candidate No.	Name (Date of Birth)	Career summary, position, responsibilities, and material concurrent positions		Number of Company shares held
1	Kazuaki Kawada (September 30, 1958) Reelection	April 1982	Joined the Company	17,800
		April 2008	General Manager, Publishing Sales of the Company
		June 2008	Director and General Manager, Publishing Sales of the Company
		April 2011	Director and Senior Manager, Sales of the Company
		June 2011	Managing Director and Senior Manager, Sales of the Company
		June 2013	Senior Managing Director and Senior Manager, Sales of the Company
		April 2014	Senior Managing Director and Deputy President of the Company
		June 2014	Director, Vice President and Deputy President of the Company
		June 2015	President and Representative Director of the Company (current position)
Reasons for candidacy as director:
The Company considers Kazuaki Kawada to be essential to the management of the Company due to his deep expertise in the printing industry and rich knowledge and experience in management overall as the President and Representative Director of the Company, and therefore nominates him to continue to serve as a director of the Company.

Candidate No.	Name (Date of Birth)	Career summary, position, responsibilities, and material concurrent positions		Number of Company shares held
2	Noriyuki Takasaka (December 26, 1955) Reelection	April 1979	Joined Toppan Printing Co., Ltd.	10,300
		April 2001	General Affairs Manager, Information Publishing Business Division, Toppan Printing Co., Ltd.
		April 2008	Joined the Company as General Manager, Personnel
		June 2009	Director and General Manager, Personnel of the Company
		June 2011	Managing Director, General Manager, Personnel and Director responsible for CSR of the Company
		June 2013	Senior Managing Director, General Manager, Personnel, and Director responsible for CSR of the Company
		April 2014	Senior Managing Director, Deputy President, General Manager, Personnel, General Manager, CSR, and Director of Affiliate Companies of the Company
		June 2016	Director, Vice President, Deputy President, General Manager, Management and Director of Affiliate Companies of the Company
		April 2019	Director, Vice President, Deputy President, and Director responsible for Internal Audit Team, CSR, Personnel, and Affiliate Companies of the Company (current position)
Reasons for candidacy as director:
The Company considers Noriyuki Takasaka to be essential to the management of the Company due to his deep expertise in the printing industry and rich knowledge and experience in the CSR and Personnel divisions, and therefore nominates him to continue to serve as a director of the Company.

Candidate No.	Name (Date of Birth)	Career summary, position, responsibilities, and material concurrent positions		Number of Company shares held
3	Seiji Yano (December 6, 1957) Reelection	April 1981	Joined Toppan Printing Co., Ltd.	15,200
		April 2004	Accounts Manager, Information Publishing Business Division, Toppan Printing Co., Ltd.
		April 2010	Joined the Company as Manager, Accounting Department
		April 2011	General Manager, Finance of the Company
		June 2011	Director and General Manager, Finance of the Company
		June 2014	Managing Director and General Manager, Finance of the Company
		June 2016	Senior Managing Director and General Manager, Finance of the Company
		April 2018	Senior Managing Director and Director responsible for Finance, Business Strategy, and Business Reform Project of the Company (current position)
Reasons for candidacy as director:
The Company considers Seiji Yano to be essential to the management of the Company due to his deep expertise in the printing industry and rich knowledge and experience in the Finance division, and therefore nominates him to continue to serve as a director of the Company.

Candidate No.	Name (Date of Birth)	Career summary, position, responsibilities, and material concurrent positions		Number of Company shares held
4	Shunji Fujino (January 29, 1957) Reelection	April 1979	Joined Toppan Printing Co., Ltd.	7,100
		April 2006	Manager, Business Strategy Department, Tohoku Business Division, Toppan Printing Co., Ltd.
		April 2009	Joined the Company as General Manager, Business Strategy
		June 2011	Executive Officer and General Manager, First Sales of the Company
		June 2013	Senior Executive Officer, General Manager, Business Strategy, and Officer of the Creative Center of the Company
		June 2014	Director, General Manager, Business Strategy, and Director responsible for the Creative Center of the Company
		June 2017	Managing Director, General Manager, Business Strategy, and Director responsible for Business Strategy and the Creative Center of the Company
		April 2019	Managing Director, General Manager, Business Promotion and Director responsible for Business Solutions of the Company (current position)
Reasons for candidacy as director:
The Company considers Shunji Fujino to be essential to the management of the Company due to his deep expertise in the printing industry and rich knowledge and experience in the Business Strategy division, and therefore nominates him to continue to serve as a director of the Company.

Candidate No.	Name (Date of Birth)	Career summary, position, responsibilities, and material concurrent positions		Number of Company shares held
5	Shingo Kaneko (November 25, 1950) Reelection	April 1973	Joined Toppan Printing Co., Ltd.	900
		June 2003	Director, Toppan Printing Co., Ltd.
		June 2006	Managing Director, Toppan Printing Co., Ltd.
		June 2008	Senior Managing Director, Toppan Printing Co., Ltd.
		June 2009	Vice President and Representative Director, Toppan Printing Co., Ltd.
		June 2010	President and Representative Director, Toppan Printing Co., Ltd. (current position)
		June 2018	Director of the Company (current position)
Material concurrent positions:
President and Representative Director of Toppan Printing Co., Ltd.
Reasons for candidacy as director:
The Company considers Shingo Kaneko to be essential to the management of the Company due to his deep expertise in the printing industry and rich knowledge and experience in management overall as the President and Representative Director of the Toppan Printing Co., Ltd., and therefore nominates him to continue to serve as a director of the Company.

Candidate No.	Name (Date of Birth)	Career summary, position, responsibilities, and material concurrent positions		Number of Company shares held
6	Takahisa Ota (May 6, 1959) Reelection	April 1983	Joined the Company	3,400
		April 2013	Kawagoe Plant Manager of the Company
		April 2015	Numazu Plant Manager of the Company
		June 2015	Executive Officer and Numazu Plant Manager of the Company
		June 2016	Director and Numazu Plant Manager of the Company
		April 2017	Director, General Manager, Plants and Numazu Plant Manager of the Company
		October 2018	Director and General Manager, Plants of the Company (current position)
Reasons for candidacy as director:
The Company considers Takahisa Ota to be essential to the management of the Company due to his deep expertise in the printing industry and rich knowledge and experience in plant management, and therefore nominates him to continue to serve as a director of the Company.

7	Tetsuo Ouchi (June 6, 1965) Reelection	April 1988	Joined the Company	1,900
		June 2011	Manager, Quality Assurance of the Company
		April 2013	Manager, Production Management of the Company
		April 2015	General Manager, Production of the Company
		June 2015	Executive Officer and General Manager, Production of the Company
		June 2016	Director and General Manager, Production of the Company
		April 2017	Director, General Manager, Production and Director responsible for Technology Development and Prepress of the Company (current position)
Reasons for candidacy as director:
The Company considers Tetsuo Ouchi to be essential to the management of the Company due to his deep expertise in the printing industry and rich experience in production systems overall, and therefore nominates him to continue to serve as a director of the Company.

Candidate No.	Name (Date of Birth)	Career summary, position, responsibilities, and material concurrent positions		Number of Company shares held
8	Hirokazu Okazawa (April 1, 1962) Reelection	April 1985	Joined the Company	10,700
		April 2008	Manager, Sixth Sales, Publishing Sales of the Company
		April 2015	General Manager, Second Publishing Sales of the Company
		June 2015	Executive Officer and General Manager, Second Publishing Sales of the Company
		June 2017	Director and General Manager, Second Publishing Sales of the Company
		April 2018	Director and Senior Manager, Publishing Sales of the Company
		April 2019	Senior Manager, Information Design Sales and Director responsible for the DSR Promotion Center (current position)
Reasons for candidacy as director:
The Company considers Hirokazu Okazawa to be essential to the management of the Company due to his deep expertise in the printing industry and rich knowledge and experience in the Sales divisions, and therefore nominates him to continue to serve as a director of the Company.

9	Nobuhiko Kitamura (November 10, 1944) Reelection Outside Director Independent Officer	March 1970	Registered as a certified public accountant	18,600
		July 1995	Certified Public Accountant at Nobuhiko Kitamura CPA Firm (current position)
		June 2003	Outside Statutory Auditor, Maeda Road Construction Co., Ltd. (current position)
		June 2004	Statutory Auditor of the Company
		June 2015	Director of the Company (current position)
Reasons for candidacy as outside director:
The Company considers Nobuhiko Kitamura to be essential to the management of the Company as an outside director due to the expert knowledge and financial expertise that he has developed as a certified public accountant, despite not having experience of direct involvement in corporate management, and therefore nominates him to continue to serve as a director of the Company.

Candidate No.	Name (Date of Birth)	Career summary, position, responsibilities, and material concurrent positions		Number of Company shares held
10	Masashi Ono (August 21, 1947) Reelection Outside Director	April 1970	Joined Toppan Printing Co., Ltd.	4,700
		April 2007	Manager, Manufacturing Department, Communication Business Division, Toppan Printing Co., Ltd.
		April 2010	President and Representative Director, Toppan Communication Products Co., Ltd.
		March 2011	Stepped down as President and Representative Director, Toppan Communication Products Co., Ltd.
		June 2015	Director of the Company (current position)
Reasons for candidacy as outside director:
The Company considers Masashi Ono to be essential to the management of the Company as an outside director due to his deep expertise in the printing industry and rich knowledge and experience in management overall, and therefore nominates him to continue to serve as a director of the Company.

11	Taira Naito (August 26, 1951) Reelection Outside Director Independent Officer	April 1989	Registered as an attorney-at-law	1,600
		February 1997	Established Mizuki Law Office (current position)
		June 2015	Substitute Statutory Auditor of the Company
		June 2016	Director of the Company (current position)
Reasons for candidacy as outside director:
The Company considers Taira Naito to be essential to the management of the Company as an outside director due to the expert knowledge and legal expertise that he has developed as an attorney-at-law, despite not having experience of direct involvement in corporate management, and therefore nominates him to continue to serve as a director of the Company.

Notes:	1.
The Company has a competitive relationship in respect of its printing business and other businesses with Toppan Printing Co., Ltd., the company of which Shingo Kaneko is President and Representative Director. The Company also has a trading relationship with that company in respect of outsourcing and providing printing and processing.

2.	None of the other candidates have any special conflict of interest with the Company.

3.	The Company is a subsidiary company of Toppan Printing Co., Ltd.

Shingo Kaneko’s status as an executive of that company (currently and within the last five years) and position and responsibilities are as stated above.

4.	Nobuhiko Kitamura, Masashi Ono and Taira Naito are candidates for outside director.

Nobuhiko Kitamura and Taira Naito have been designated and notified to the Tokyo Stock Exchange as independent officers pursuant to the requirements of the Tokyo Stock Exchange. They will continue to be independent officers if reelected.

5.
The Company has executed agreements with Nobuhiko Kitamura, Masashi Ono, and Taira Naito to limit their liability under Article 423, paragraph 1 of the Companies Act. The liability amount under those agreements is the minimum liability amount stated in Article 425, paragraph 1 of the Companies Act. The Company intends to continue the above limiting liability agreement with each of those directors if they are reelected.

6.	Nobuhiko Kitamura’s term of office as outside director of the Company is four years at the conclusion of this General Meeting of Shareholders.

He has also been an outside Statutory Auditor of the Company in the past.

7.	Masashi Ono’s term of office as outside director of the Company is four years at the conclusion of this General Meeting of Shareholders.

8.	Taira Naito’s term of office as outside director of the Company is three years at the conclusion of this General Meeting of Shareholders.

Proposal No. 4: Election of one Statutory Auditor

The term of office of Statutory Auditor Katsuhiro Kinemura will expire at the conclusion of this Ordinary General Meeting of Shareholders. Therefore, it is proposed to elect the following Statutory Auditor.

The Board of Statutory Auditors has consented to this proposal.

Name (Date of Birth)	Career summary, position, and material concurrent positions		Number of Company shares held
Tsuneaki Hagiwara (June 15, 1955) New Election Outside Statutory Auditor	April 1978	Joined Toppan Printing Co., Ltd.	0
	April 1998	Manager, Legal Department, Legal Division, Toppan Printing Co., Ltd.
	June 2005	General Manager, Legal Division, Toppan Printing Co., Ltd.
	June 2015	Executive Officer and Manager, Legal Division, Toppan Printing Co., Ltd.
	April 2019	Advisor, Toppan Printing Co., Ltd. (current position)
Reasons for candidacy as outside Statutory Auditor:

The Company considers Tsuneaki Hagiwara capable of carrying out the duties of a outside Statutory Auditor due to his many years of experience in legal affairs and expertise in the field of law, despite not having experience of direct involvement in corporate management.

Notes:	1.	The candidate is nominated for new election as a outside Statutory Auditor.

2.
The Company has a competitive relationship in respect of its printing business and other businesses with Toppan Printing Co., Ltd. The Company also has a trading relationship with that company in respect of outsourcing and providing printing and processing.

3.
Tsuneaki Hagiwara has been an executive of Toppan Printing Co., Ltd., a specified associated service provider (parent company) of the Company, within the last five years. His status as an executive of that company within the last five years and position and responsibilities are as stated in the career summary above.

4.	The candidate have been paid a compensation from Toppan Printing Co., Ltd., a specified associated service provider (parent company) of the Company in the last two years.

Proposal No. 5: Election of one substitute Statutory Auditor

It is proposed to elect the following substitute Statutory Auditor in preparation for the possibility of the number of Statutory Auditors falling below the number required by laws and ordinances.

The proposed election may be rescinded by a resolution of the Board of Directors, only before the elected officer takes office, with the agreement of the Board of Statutory Auditors.

The Board of Statutory Auditors has consented to this proposal.

Name (Date of Birth)	Career summary, position, and material concurrent positions		Number of Company shares held
Naotaka Kawamata (May 1, 1965)	April 1994	Registered as an attorney-at-law	0
	April 1994	Joined Marunouchi Sogo Law Office (current position)
	April 2015	Civil Attorney Instructor, Supreme Court Legal Research and Training Institute
	June 2016	Substitute Statutory Auditor of the Company (current position)
	June 2016	Outside Director, Torex Semiconductor Ltd. (current position)
	June 2017	Outside Director, Nippon Flour Mills Co., Ltd. (current position)
Reasons for candidacy as substitute Statutory Auditor:

The Company considers Naotaka Kawamata to be capable of appropriately carrying out the duties of an outside Statutory Auditor due to the expert knowledge and legal expertise that he has developed as an attorney-at-law, despite not having experience of direct involvement in corporate management, and therefore nominates him to continue to serve as a substitute Statutory Auditor of the Company.

Notes:	1.
Naotaka Kawamata belongs to Marunouchi Sogo Law Office, a law firm with which the Company has executed a retainer agreement, and the Company pays attorney compensation to that firm; however, the amount of compensation paid during the fiscal year ending March 2019 was approximately JPY 1.8 million, and has no effect on his independence with respect to the Company or that firm.

2.	Naotaka Kawamata is nominated for election as a substitute Statutory Auditor.

3.
If the election of Naotaka Kawamata as a substitute Statutory Auditor is approved and Mr. Kawamata takes office as an outside Statutory Auditor, the Company intends to execute a limiting liability agreement with Mr. Kawamata to ensure that he is able to adequately perform the expected role. The liability amount under that agreement will be the minimum liability amount stated in Article 425, paragraph 1 of the Companies Act.

Proposal No. 6: Payment of Retirement Allowance to Directors and Statutory Auditor stepping down

It is proposed to pay a Retirement Allowance in order to reward the efforts of Directors Yoshihiko Okitsu and Yoshiaki Inagawa and Statutory Auditor Katsuhiro Kinemura, who will each be stepping down at the conclusion of this General Meeting of Shareholders, in an amount that is reasonable in accordance with the standards established by the Company. The specific amount, timing, method and other details of the payment will be determined by the Board of Directors with respect to the Directors stepping down and upon consultation with the Statutory Auditors with respect to the Statutory Auditor stepping down.

The career summaries of the Directors and Statutory Auditor stepping down are as follows.

Name	Career summary
Yoshihiko Okitsu	June 2007	President and Representative Director of the Company
	June 2015	Representative Director and Chairman of the Company (current position)
Yoshiaki Inagawa	June 2014	Director and Senior Manager, Sales of the Company
	June 2017	Managing Director and Senior Manager, Sales of the Company
	April 2018	Managing Director, Assistant President, and Director responsible for Company-wide Publishing Businesses of the Company
	April 2019	Managing Director, Assistant President, and Director, Information Design Business of the Company (current position)
Katsuhiro Kinemura	June 2015	Standing Statutory Auditor of the Company (current position)

Attachment

Business Report

1.	Matters Concerning the Corporate Group’s Current Situation

(1)	Progress and results of business

The Japanese economy has continued to show gradual signs of recovery in the current fiscal year, with corporate profit remaining strong and individual consumption and the job market continuing to improve. The Company remains in difficult business environments as in the printing industry, demand for paper media has continued to be reduced and the declining birth rate causes concerns for the education industry, while the corporate advertising spending, particularly online advertising has increased and the digital media, such as e-books, has expanded.

In light of this business environment, the Group is continuing to work to “implement business structure changes based on market changes,” “make active investments to create new markets,” and “expand its business domain in the cultural and educational fields” as stated in the medium-term business plan, with the aim of achieving reforms to become an “information design company” that adds value to information and provides that information to customers.

In the information design business, the Company has worked to improve profits by shifting to a profit-focused sales model and reducing overheads in order to implement business structure changes. In its manufacturing divisions, the Company has endeavored to implement a production system that is perfectly adapted to the current market environment by commencing operation of an efficient online proofing system in order to reduce customers’ operational load, and reviewing personnel assignments, diversifying staff skillsets, and reducing workload to better handle variations in demand at its plants. Progress has also been made on the improvement of logistics balance of payments, and the development of a new business system, for introduction in FY 2020, that will improve overall efficiency. In order to create new markets, the Company implemented a high-quality digital printing system capable of handling small lots, called “Digital Short Run (printing business model using digital printers),” in October of last year, and has been seeking untapped demand, particularly in its main profit centers of educational materials and comics. In addition, the Company has developed new materials using high value-added printing machinery and installed new specialized equipment. In the area of digital solutions, the Company has continued to hire and train IT personnel, and has been developing its digital marketing.

In the educational solution business, the Company has worked to expand its business domain with a focus on English education, in addition to its existing textbooks and other content and language study abroad services, by making Communication Training Support Co., Ltd., a company providing corporate language training services, the Company’s subsidiary in October last year, with the aim of multifaceted development of business domains in the cultural and educational fields. It also promoted the development of digital textbooks and the expansion of sales of BIZSTEP and other digital education services.

Moreover, the Company has addressed the restructuring of the organization through the radical revision of the personnel system for management-level staff, and implementation of a “role grading system” to increase effectiveness in the roles that the Company requires. In addition, in terms of personnel development initiatives, steps have been taken to train staff to meet the requirements of a changing market, including the implementation of a training system for the development of new personnel to respond to customer needs.

As a result of carrying out these company-wide management measures, the Group has achieved net sales of JPY 52.435 billion (down 2.3% from the previous fiscal year), ordinary income of JPY 511 million (down 11.5% from the previous fiscal year), and net income attributable to shareholders of the parent company of JPY 104 million (down 88.1% from the previous fiscal year) in this fiscal year.

An outline of the performance of each business segment follows below.

Information design business:

In the publishing printing business area, while sales of educational reference books and picture books increased, sales of magazines and comics fell, leading to net sales of JPY 30.859 billion (down 5.3% from the previous fiscal year). In the marketing business area, while sales of catalogs, pamphlets, POPs increased, sales of leaflets and flyers fell, leading to net sales of JPY 16.37 billion (down 3.7% from the previous fiscal year).

As a result, net sales for this business fell to JPY 47.229 billion (down 4.8% from the previous fiscal year), but the segment income increased to JPY 340 million (up from a JPY 122 million loss in the previous fiscal year) due to profit management efforts in marketing activity and the reduction of production overheads.

Educational solution business:

In the current fiscal year, the Company was able to record the full annual sales of Kirihara Shoten K.K., which it made a consolidated subsidiary in November 2017; as a result, net sales increased to JPY 5.26 billion (up 27.1 % from the previous fiscal year), but the segment made a loss of JPY 366 million (down from a JPY 181 million income in the previous fiscal year) due to a decrease in sales of textbooks and instructional books and the absorption of the past loss made by Kirihara Shoten K.K.

The net sales of each business segment was as follows.

Category		106th Fiscal Year (previous fiscal year)		107th Fiscal Year (current fiscal year)		Change from the previous fiscal year (%)
		Amount (million JPY)	Percent of total (%)	Amount (million JPY)	Percent of total (%)
Information design business	Publishing Printing business area	32,584	60.7	30,859	58.9	(5.3)
	Marketing business area	17,004	31.7	16,370	31.2	(3.7)
	Subtotal	49,588	92.4	47,229	90.1	(4.8)
Educational solution business		4,096	7.6	5,206	9.9	27.1
Total		53,684	100.0	52,435	100.0	(2.3)

The operating income of each business segment was as follows.

Category	106th Fiscal Year (previous fiscal year)	107th Fiscal Year (current fiscal year)
	Amount (million JPY)	Amount (million JPY)
Information design business	(122)	340
Educational solution business	181	(366)
Adjustment	(3)	(22)
Total	55	(48)
Note:	“Adjustment” is for the removal of transactions between segments.

(2)	Status of capital expenditure

Capital expenditure including software expenditure was JPY 3.384 billion in the current fiscal year, mainly for introducing or upgrading equipment for business expansion and efficiency increases.

(3)	Status of fundraising

Not applicable.

(4)	Challenges to be addressed

The Japanese economy is expected to continue to gradually recover, although some uncertainty remains. The difficult business environment in the printing industry will continue with the accelerating shift from paper to digital media and the concerns for the education industry caused by the declining birth rate.

In light of this business environment, the Group will continue to aim to become an “information design company” that adds value to information and provides that information to customers.

In the information design business, the Company will redistribute management resources to business areas where it can leverage the strengths of the Group and improve differentiation. Specifically, the Company will enhance the Group’s presence in the publishing industry, such as by expanding and enhancing manufacturing solutions with a focus on the Numazu plant and constructing a system that can handle a wide range of diverse publishing needs, and improve the profitability of its existing businesses by merging its Sales division and Planning division in order to make a shift to solutions-based sales that track market needs and continuing to emphasize profitability in its marketing activities. Moreover, the Company will develop a comprehensive digital-focused marketing support service by improving its ability to provide solutions that combine paper and digital.

The Company will concentrate its management resources on the educational solution business, which the Group considers to be its new growth area, and develop it into a new main profit center. Development will center on KG Education Holdings Co., Ltd., and the Company will maximize group synergies by leveraging the sales channels, products and other resources of the Tosho Printing Group companies, improving sales of products and services through personnel increases, and strengthening its English education service by responding to consumer needs from infancy through adulthood. In the area of educational ICT, the Company will develop services and increase sales, while also expanding its business domain through M&A and alliances.

Furthermore, the Company will restructure to enable flexible changes to its business portfolio including shifting personnel to new businesses, and will endeavor to train staff to respond to the challenges faced by customers, and continue to implement work-style reforms to improve work-life balance and proactively create a working environment that provides every employee with a sense of purpose.

We appreciate your continued support as the Company proceeds forcefully with these initiatives and works to maximize shareholder value and corporate value.

(5)	Changes in assets and income and loss

Category	104th Fiscal Year (year ended March 2016)	105th Fiscal Year (year ended March 2017)	106th Fiscal Year (year ended March 2018)	107th Fiscal Year (current fiscal year) (year ended March 2019)
Net sales (million JPY)	55,271	53,842	53,684	52,435
Ordinary income (million JPY)	911	788	577	511
Net income attributable to shareholders of the parent company (million JPY)	463	10,687	875	104
Income per share (JPY)	5.42	124.88	20.46	2.43
Total assets (million JPY)	90,536	101,614	107,864	115,115
Net assets (million JPY)	59,603	66,970	75,943	80,090
Notes:

1.
The Company consolidated two shares of common stock into one share effective as of October 1, 2017. Income per share is calculated on the basis of such stock consolidation having been conducted at the beginning of the 106th Fiscal Year.

2.
As the Company has applied “Partial Amendments to Accounting Standard for Tax Effect Accounting (ASBJ Statement No. 28 as of February 16, 2018)” from the beginning of the current fiscal year, the total assets for the current fiscal year show the figure revised to reflect such changes.

(6)	Status of material parent and subsidiary companies

(i)	Relationship with parent company

The Company’s parent company is Toppan Printing Co., Ltd., which holds 22,002,461 shares (shareholding ratio: 51.42%) of the Company. The Company has a trading relationship with its parent company in respect of outsourcing and providing printing and processing. These transactions are executed basically on the same conditions as general transactions and those conditions are fairly and properly determined based on reasonable judgments that take market prices into account. The Board of Directors has judged that the transactions with Toppan Printing Co., Ltd. do not harm the Company’s interest.

(ii)	Status of material subsidiary companies

Company	Stated capital (million JPY)	Percentage owned by the Company (%)	Principal business
Kansai Tosho Printing Co., Ltd.	30	65.00	Newspaper printing business
KG Education Holdings Co., Ltd.	10	100.00	General management of educational solution business
Gakko Tosho Co., Ltd.	50	100.00	Editing and publishing of elementary and junior high school books
Kirihara Shoten K.K.	96	51.00	Editing and publishing of high school books
Communication Training Support Co., Ltd.	10	100.00	Language training services
Note: The Company has eight consolidated subsidiaries, including the five listed above.

(iii)	Status of material business combinations, etc.

KG Education Holdings Co., Ltd., a consolidated subsidiary of the Company, acquired all of the shares of Communication Training Support Co., Ltd. on October 30, 2018, making that company a consolidated subsidiary of the Company.

(7)	Principal business (as of March 31, 2019)

The Group is engaged in the information design business and the educational solution business, and its principal products and services are as follows.

Category		Principal Products and Services
Information Design business	Publishing Printing business area
Magazines, comics, trade paperbacks and hardcovers, newspapers, approved textbooks, educational reference books, mass-market paperbacks, mass-market non-fiction books, picture books, encyclopedias, dictionaries, illustrated reference books, children’s books, etc.

	Marketing business area	Catalogs, pamphlets, POP, leaflets, flyers, calendars, notebooks, stationery, DM, securities, digital media, cards, etc.
Educational Solution business
Approved textbooks, teaching textbooks, exercise books and teaching materials, study guides, unofficial textbooks, digital educational content, language study abroad services, language training services, etc.

(8)	Principal places of business and plants (as of March 31, 2019)

(i)	The Company

Name	Location
Head office	3-10-36 Higashijujo, Kita-ku, Tokyo
First Publishing Sales division Second Publishing Sales division Commercial Printing Sales division	Kita-ku, Tokyo Kita-ku, Tokyo Kita-ku, Tokyo; Fukushima-ku, Osaka-shi; Nakamura-ku, Nagoya-shi; Numazu-shi, Shizuoka
Prepress division Numazu plant Kawagoe plant	Kita-ku, Tokyo Numazu-shi, Shizuoka Kawagoe-shi, Saitama
Note:
The First Publishing Sales, Second Publishing Sales, and Commercial Printing Sales divisions were reorganized as of April 1, 2019 into the Business Promotion, First Information Design Sales, Second Information Design Sales, and Third Information Design Sales divisions.

(ii)	Subsidiaries

Corporate name	Location
Kansai Tosho Printing Co., Ltd. Ibaraki plant Kobe plant Kyoto plant	Ibaraki-shi, Osaka Ibaraki-shi, Osaka Kita-ku, Kobe-shi Yawata-shi, Kyoto
KG Education Holdings Co., Ltd.	Kita-ku, Tokyo
Gakko Tosho Co., Ltd.	Kita-ku, Tokyo
Kirihara Shoten K.K.	Shinjuku-ku, Tokyo
Communication Training Support Co., Ltd.	Kita-ku, Osaka-shi
Note:
KG Education Holdings Co., Ltd., a consolidated subsidiary of the Company, acquired all of the shares of Communication Training Support Co., Ltd. on October 30, 2018, making that company a consolidated subsidiary of the Company.

(9)	Status of employees (as of March 31, 2019)

Number of employees	Change from the previous fiscal year	Average age	Average length of employment
1,579	-38	43.1 years	18.6 years
Note:	Employees means full-time on-site staff.

(10)	Principal creditors (as of March 31, 2019)

Creditor	Amount (million JPY)
Sumitomo Mitsui Banking Corporation	250
Sumitomo Mitsui Trust Bank, Limited	100

2.	Matters Concerning Company Shares (as of March 31, 2019)

(1)	Total number of authorized shares: 100,000,000

(2)	Total number of issued shares: 43,133,904 (including 352,415 treasury shares)

(3)	Number of shareholders: 4,197

(4)	Major shareholders (top 10):

Shareholder	Number of shares held (thousand)	Shareholding ratio (%)
Toppan Printing Co., Ltd.	22,002	51.42
The Master Trust Bank of Japan, Ltd. (retirement benefit trust account and DIC Corp. account)	3,064	7.16
Intertrust Trustees (Cayman) Limited, solely in its capacity as Trustee of Japan-Up	2,862	6.69
Toyo Ink SC Holdings Co., Ltd.	1,157	2.70
The Master Trust Bank of Japan, Ltd. (trust account)	868	2.02
Japan Trustee Services Bank, Ltd. (trust account)	803	1.87
Sumitomo Mitsui Trust Bank, Limited	699	1.63
BNY for GCM re: GASBU	671	1.56
Tosho Printing Employee Shareholding Association	605	1.41
Gakken Holdings Co., Ltd.	505	1.18
Note:	The shareholding ratio is calculated after deduction of the 352,415 treasury shares from total number of issued shares.

(5)	Other material matters concerning shares

Not applicable.

3.	Matters Concerning Company Share Options (as of March 31, 2019)

(1)	Status of share options as of the end of the current fiscal year

Not applicable.

(2)	Share options issued during the current fiscal year

Not applicable.

(3)	Other material matters concerning share options

Not applicable.

4.	Matters Concerning Company Officers

(1)	Names and details of Directors and Statutory Auditors (as of March 31, 2019)

Position	Name	Responsibilities and material concurrent positions
Representative Director and Chairman	Yoshihiko Okitsu
President and Representative Director	Kazuaki Kawada
Director and Vice President	Noriyuki Takasaka	Deputy President, and Director responsible for CSR, Personnel, and Affiliate Companies
Senior Managing Director	Seiji Yano	Director responsible for Finance, Business Strategy, and the Business Reform Project
Managing Director	Shunji Fujino	Director responsible for Innovation Promotion, DSR Promotion Center, Creative Center, and Commercial Printing Sales
Managing Director	Yoshiaki Inagawa	Assistant President, and Director responsible for Company-wide Publishing Businesses
Director	Shingo Kaneko	President and Representative Director of Toppan Printing Co., Ltd.
Director	Takahisa Ota	General Manager, Plants
Director	Tetsuo Ouchi	General Manager, Production and Director responsible for Technology Development and Prepress
Director	Hirokazu Okazawa	Senior Manager, Publishing Sales
Director	Nobuhiko Kitamura	Certified public accountant; Outside Statutory Auditor, Maeda Road Construction Co., Ltd.
Director	Masashi Ono
Director	Taira Naito	Attorney-at-Law
Standing Statutory Auditor	Katsuhiro Kinemura
Standing Statutory Auditor	Kenji Sugawara
Statutory Auditor	Jun Ozeki	Certified public accountant; Outside Director (Audit and Supervisory Committee Member), Techno Medica Co., Ltd.
Notes:

1.	Shingo Kaneko and Jun Ozeki were elected and took office as Director and Statutory Auditor, respectively, at the 106th Ordinary General Meeting of Shareholders held on June 28, 2018.

2.
Naoki Adachi resigned from his position as Director, and Yabe Ryuzo stepped down as Statutory Auditor due to the end of his term of office, at the close of the 106th Ordinary General Meeting of Shareholders held on June 28, 2018.

3.	Nobuhiko Kitamura, Masashi Ono and Taira Naito are candidates for Outside Director as defined in Article 2, item 15 of the Companies Act.

4.	Katsuhiro Kinemura and Jun Ozeki are candidates for Outside Statutory Auditor as defined in Article 2, item 16 of the Companies Act.

5.	Statutory Auditor Kenji Sugawara has many years of experience in corporate accounting and significant experience in finance and accounting.

6.	Statutory Auditor Jun Ozeki has many years of experience as a certified public accountant and significant experience in finance and accounting.

7.
Directors Nobuhiko Kitamura and Taira Naito and Statutory Auditor Jun Ozeki have been designated and notified to the Tokyo Stock Exchange as independent officers pursuant to the Rule 436-2 of the Securities Listing Regulations of the Tokyo Stock Exchange.

8.
Naotaka Kawamata was elected as a substitute Statutory Auditor in preparation for the possibility of the number of Statutory Auditors falling below the number required by laws and ordinances at the 106th Ordinary General Meeting of Shareholders held on June 28, 2018.

9.	The responsibilities of the Directors changed as follows on April 1, 2019.

Director and Vice President Noriyuki Takasaka:	Deputy President and Director responsible for Internal Audit Team, CSR, Personnel and Affiliate Companies
Managing Director Shunji Fujino:	General Manager, Business Promotion Division and Director responsible for Business Solutions
Managing Director Yoshiaki Inagawa:	Assistant President, and Director responsible for Information Design Business
Director Hirokazu Okazawa:	Senior Manager, Information Design Sales and Director responsible for the DSR Promotion Center

(2)	Summary of limiting liability agreements

The Company has executed agreements under Article 32, paragraph 2 and Article 42, paragraph 2 of the Articles of Incorporation with Outside Directors Nobuhiko Kitamura, Masashi Ono, and Taira Naito and Outside Statutory Auditor Jun Ozeki to limit their liability under Article 423, paragraph 1 of the Companies Act. The liability amount under those agreements is amount provided for by law.

(3)	Amount of Director and Statutory Auditor compensation

Compensation for the current fiscal year

Category	Number of recipients	Amount of compensation	Remarks
Directors	12	JPY 258 million	Including JPY 20 million for three Outside Directors
Statutory Auditors	4	JPY 42 million	Including JPY 25 million for three Outside Statutory Auditors
Total	16	JPY 301 million

Notes:

1.	For Directors who concurrently hold employee positions, Director compensation does not include any portion corresponding to pay as an employee.

2.
Director compensation of up to JPY 300 million (not including any portion corresponding to pay as an employee) and Statutory Auditor compensation of up to JPY 60 million was approved by the 94th Ordinary General Meeting of Shareholders held on June 29, 2006.

3.	Compensation includes the Director bonuses of JPY 29 million recorded as an expense of reserve for Directors’ bonuses in the current fiscal year.

4.
Compensation includes the officer Retirement Allowances of JPY 60 million recorded as an expense of reserve for Officers’ Retirement Allowance (JPY 56 million for Directors, JPY 4 million for Statutory Auditors) in the current fiscal year.

5.	The amount of reserve for Directors’ retirement benefits is JPY 375 million (JPY 363 million for Directors, JPY 11 million for Statutory Auditors) as of the end of the current fiscal year.

6.	The number and compensation of Statutory Auditors include one Outside Statutory Auditor who has resigned, whose compensation is JPY 1 million.

7.
In addition to the above, Retirement Allowances of JPY 1 million yen and JPY 12 million yen, respectively, were paid to one resigning Director and one resigning Outside Statutory Auditor pursuant to a resolution of the 106th Ordinary General Meeting of Shareholders held on June 28, 2018.

(4)	Matters concerning outside officers

(i)	Material concurrent positions

Category	Name	Company name	Details of position	Relationship
Outside Director	Nobuhiko Kitamura	Maeda Road Construction Co., Ltd.	Outside Statutory Auditor	None
Outside Statutory Auditor	Jun Ozeki	Techno Medica Co., Ltd.	Outside Director (Audit and Supervisory Committee Member)	None

(ii)	Status of major activities during the current fiscal year

Status of attendance and participation in material meetings

Category	Name	Board of Directors	Board of Statutory Auditors	Meetings with the President and Representative Director	Participation
Outside Director	Nobuhiko Kitamura	21/21	–	–	Mainly makes necessary comments on deliberations of agenda items from his specialist perspective as a certified public accountant.
Outside Director	Masashi Ono	21/21	–	–	Makes necessary comments on deliberations of agenda items.
Outside Director	Taira Naito	21/21	–	–	Mainly makes necessary comments on deliberations of agenda items from his specialist perspective as an attorney-at-law.
Outside Statutory Auditor	Katsuhiro Kinemura	20/21	15/15	1/1	Makes necessary comments on deliberations of agenda items.
Outside Statutory Auditor	Jun Ozeki	16/16	10/10	–	Mainly makes necessary comments on deliberations of agenda items from his specialist perspective as a certified public accountant.
Note:
Because Outside Statutory Auditor Jun Ozeki was elected and took office as Statutory Auditor at the 106th Ordinary General Meeting of Shareholders held on June 28, 2018, his attendance and participation in material meetings held after June 28, 2018 is stated.

5.	Status of Accounting Auditor

(1)	Name of Accounting Auditor

KPMG AZSA LLC

(2)	Amount of compensation of Accounting Auditor for the current fiscal year

Category	Amount
Amount of compensation of Accounting Auditor for the current fiscal year	JPY 41 million
Total amount of money and other economic benefits payable by the Company and its subsidiary companies	JPY 41 million
Notes:

1.
Because the amounts of Accounting Auditor compensation for auditing under the Companies Act and auditing under the Financial Instruments and Exchange Act are not distinguished in the audit agreement between the Company and Accounting Auditor, and cannot substantively be distinguished, Accounting Auditor compensation for the current fiscal year is the total of both of those amounts.

2.
The Board of Statutory Auditors reviewed the audit time and appropriateness of compensation for each audit category and level in the audit plans for past fiscal years based on the “Practical Guidelines on Collaboration with Accounting Auditors” published by the Japan Audit & Supervisory Board Members Association, and gave its consent under Article 399, paragraph 1 of the Companies Act regarding Accounting Auditor compensation.

(3)	Duties delegated to Accounting Auditor that are not specified in Article 2, paragraph 1 of the Certified Public Accountants Act

Not applicable.

(4)	Policy on determination of dismissal or non-reappointment of Accounting Auditor

If the Board of Statutory Auditors judges that Accounting Auditor’s performance of duties is hindered or that dismissal or non-reappointment is otherwise necessary, the Board of Statutory Auditors shall decide on a proposal for dismissal or non-reappointment of Accounting Auditor, and the Board of Directors shall submit that proposal to a General Meeting of Shareholders based on that decision.

In addition, if the Board of Statutory Auditors considers Accounting Auditor to fall under Article 340, paragraph 1 of the Companies Act, the Board of Statutory Auditors shall dismiss Accounting Auditor with the unanimous agreement of Statutory Auditors. In this case, Statutory Auditor nominated by the Board of Statutory Auditors shall report on the reason for the dismissal of Accounting Auditor at the first General Meeting of Shareholders to be called after that dismissal.

6.	Corporate Systems and Policies

Systems for ensuring that Directors’ execution of their duties is compliant with laws and ordinances and the Articles of Incorporation, other systems for ensuring correct business execution, and summary of the operational status of those systems:

I.	Fundamental policy of internal control systems

(1)	Fundamental policy

In order to fulfil its responsibilities as a member of society, the Company has established a Corporate Philosophy that forms the basis of its corporate activities, and a Corporate Creed for the purpose of achieving that Corporate Philosophy, and endeavors to operate with integrity.

The Company has also clarified its responsibilities by establishing a Management Policy that expresses its medium- to long-term management vision, and short-term Annual Policies.

In order for the Company to supervise and control its own adherence to these philosophies and policies in its business activities, the Board of Directors has decided on the following systems with respect to the business execution and auditing of the Company and its subsidiaries.

(2)	Systems concerning business execution

(i)	Systems for ensuring that the execution of duties of Directors of the Company and its subsidiaries is compliant with laws and ordinances and the Articles of Incorporation

The Company is a company with a Board of Statutory Auditors, and ensures the lawfulness of Directors’ execution of duties through the supervisory function of the Board of Directors and the auditing function of the Board of Statutory Auditors.

The Board of Directors operates pursuant to laws and ordinances, the Articles of Incorporation, and the Rules of the Board of Directors, and the Directors ensure lawful performance of their duties by executing their duties in accordance with resolutions of the Board of Directors.

The Statutory Auditors audits the lawfulness of the Directors’ execution of duties pursuant to laws and ordinances, the Articles of Incorporation, the Rules of the Board of Statutory Auditors, and the Auditing Standards of the Board of Statutory Auditors.

The Company understands the status of execution of duties of its subsidiaries’ Directors, and ensures its lawfulness by receiving consultations and reports on material matters pursuant to the Tosho Printing Group Rules on Affiliate Company Pre-Consultation, and by sharing information through attending material meetings of subsidiaries, particularly by Directors responsible for Affiliate Companies.

(ii)	Systems for the retention and management of information concerning Directors’ execution of duties

Information concerning Directors’ execution of duties is retained and managed by the relevant department of the Company pursuant to laws and ordinances, the Articles of Incorporation, the Rules of the Board of Directors, the Rules on Approval Requests, the Tosho Printing Group Policy on Information Security, the Rules on Information Security Management, the Rules on Management for the Prevention of Insider Trading, the Rules on the Handling of Contracts, and other internal rules.

Directors and Statutory Auditors are able to consult this information as necessary for the performance of their duties and audits.

(iii)	Systems for the reporting of matters concerning the execution of duties of Directors and other officers of subsidiaries

The Company receives reports pursuant to the Tosho Printing Group Rules on Affiliate Company Pre-Consultation, which explicitly sets out the matters that require consultation and reporting, in order to ensure the appropriateness of the execution of duties of Directors and other officers of subsidiaries, while respecting the self-determination of subsidiary companies.

(iv)	Rules and other systems for the management of risks of loss for the Company and subsidiaries

The Company implements necessary measures and training for the Group as a whole in order to prevent losses predicted in the course of performing duties, pursuant to the Tosho Printing Group Rules on Risk Management.

In addition, the Company has a Risk Management Committee to manage risk, and each responsible Director periodically conducts a risk review in order to correctly grasp the risks faced by the business for which he or she is responsible, and divides those risks into different risk levels in order for the Company to take measures to prevent the occurrence of material losses as a result of those risks.

In the case that a significant loss, credit-damaging public relations issue, or other material event that would damage corporate value becomes likely to occur, the Committee chair and responsible Directors shall consult with the relevant department, President and Representative Director, Directors responsible for the relevant subsidiary, and Representative Director of that subsidiary in order to handle that risk and report to the Board of Directors as necessary with respect to their progress, the measures being enacted, and prevention of recurrence.

(v)	Systems for ensuring the efficient execution of duties of Directors of the Company and its subsidiaries

The Company holds a Board of Directors meeting every month and otherwise as necessary and makes decisions promptly in order for Directors to efficiently execute their duties.

In addition, matters for resolution or reporting are deliberated by the Management Meeting in advance in order to make the administration of the Board of Directors meetings more efficient.

Also, the Company works to increase the efficiency of management of its group as a whole including subsidiaries and improve the effectiveness of management policies, through attending material meetings of subsidiaries particularly by Directors responsible for Affiliate Companies.

(vi)	Systems for ensuring that the execution of duties of employees of the Company and its subsidiaries is compliant with laws and ordinances and the Articles of Incorporation

The Company ensures that the execution of duties of employees of the Company and its subsidiaries is lawful by establishing the Tosho Printing Group Code of Conduct as its fundamental compliance rules, by applying that Code of Conduct to subsidiaries, in some cases after partial amendments according to the specific business, and by working to achieve full awareness of the Code of Conduct among employees. For this reason, the Company has established a CSR department which promotes compliance, and collaborates with the compliance departments of subsidiaries to maintain and improve legal compliance throughout the Group and raise awareness of compliance issues.

The Rules on Division of Authority have also been established to clarify the duties of each position. In addition, the Company has established an Internal Audit Team which audits the execution of business of the Company and its subsidiaries pursuant to the Rules on Internal Auditing, and creates a system for reporting the results of those audits to the Company’s Representative Directors, responsible Directors, and Statutory Auditors.

Furthermore, the Company has established the Tosho Printing Group Helpline, a whistleblowing system administered by a law firm, to enable early detection and appropriate handling of legal violations. Similar measures are in place at subsidiaries in different industries so that issues are appropriately handled.

(vii)	Systems for ensuring appropriate business operations of the corporate group consisting of the Company, its parent company, and its subsidiaries

The Company works to ensure appropriate business operations of the group consisting of the Company and its subsidiary companies, to manage respecting the Corporate Philosophy, Corporate Creed, and Code of Conduct which were established in accordance with business of the Company and its subsidiaries, to share information, and to implement group compliance systems and improve management efficiency.

The Company refers to the Board of Directors any transaction or other initiative which may substantively cause a conflict of interest between its parent company and its other shareholders, while respecting the corporate philosophy of its parent company.

(3)	Systems concerning auditing

(i)	Matters concerning any employee requested by a Statutory Auditor to assist in his or her duties

If a Statutory Auditor of the Company requests an employee to assist in his or her duties, the Company assigns the appropriate employees to assist in the Statutory Auditor’s audit.

The Company respects the opinions of Statutory Auditors with respect to the selection of employees to assist in audit duties.

(ii)	Matters concerning the independence from the Directors of employees assisting in Statutory Auditor’s duties

A Statutory Auditor direct and order employees assisting in Statutory Auditor’s duties.

The Company respects the opinions of Statutory Auditors with respect to personnel affairs regarding employees who assist in Statutory Auditor’s duties.

(iii)	Matters concerning ensuring the effectiveness of instructions to employees assisting in Statutory Auditor’s duties

Employees assisting in Statutory Auditor’s duties may attend meetings and request reports from executive departments as instructed by the Statutory Auditor.

(iv)	Systems for Directors and employees to report to Statutory Auditors and other systems for reporting to Statutory Auditors

Statutory Auditors hold periodic meetings with Representative Directors to discuss management issues and other material audit issues and similar topics, and receive reports from Directors and employees regarding matters provided for by laws and ordinances and other matters determined by consultation.

(v)	Systems for reports to Statutory Auditors from persons receiving reports from Directors and employees of subsidiaries

The Board of Statutory Auditors may directly receive reports from Directors and employees of subsidiaries as necessary, or request a report from a Director or employee of the Company who receives a report from a Director or employee of a subsidiary.

(vi)	Systems to ensure that persons who report to Statutory Auditors do not receive disadvantageous treatment due to that reporting

The Company will not take any measures to the disadvantage of a person who makes a report due to that reporting by applying the provisions of the Tosho Printing Group Whistleblowing Rules mutatis mutandis, as long as such report is made based on honest belief in light of objective and reasonable evidence.

(vii)
Matters concerning the policy for expenses arising in the course of the execution of Statutory Auditor’s duties and reimbursement procedures, and other processing of expenses and debts arising in the course of the execution of such duties

The Board of Statutory Auditor may record a budget in advance for expenses that the Board of Statutory Auditor considers necessary for the performance of its duties, and invoice the Company after the fact for emergency or irregular expenses.

(viii)	Other systems for ensuring efficient auditing by Statutory Auditors

Statutory Auditors attend meetings as they consider necessary and audit the lawfulness and efficiency of management, and hold periodic Group Board of Statutory Auditors meetings to improve the effectiveness of statutory auditing throughout the Group.

In addition, Statutory Auditors meet periodically and work in close collaboration with Accounting Auditor and the internal audit department, and request opinions and exchange information with an attorney-at-law or other outside expert as necessary.

(4)	Systems for financial reporting

The Company has established an Internal Audit Team to manage the risk of misconduct or error in financial reporting in order to ensure that the Group’s financial reporting is correct. To this end, the Company coordinates with outside expert organizations to implement a system to continuously evaluate, implement and manage the Company’s overall internal control, financial reporting processes, and other business processes.

(5)	Systems for the exclusion of antisocial forces

The Company is working to implement a system for eliminating all relationships with antisocial forces in order to contribute to the maintenance of safety and order in society and to execute its business in a sound and appropriate manner, pursuant to the Corporate Philosophy and Corporate Creed.

To this end, the Company has included explicit provisions with respect to the exclusion of antisocial forces in the Tosho Printing Group Code of Conduct, established a Policy on the Exclusion of Antisocial Forces, and is working to achieve full awareness among its employees. The Company also is working to avoid contact from antisocial forces by having an Officer for Prevention of Unjust Demands, and gather information and implement internal systems by coordinating with the police, the Special Anti-Violence Countermeasures Federation of the Metropolitan Police Department (Tokubouren), and other outside organizations.

II.	Summary of the operational status of the fundamental policy for internal control systems

(1)	Systems concerning the execution of duties of Directors

The Board of Directors is administered lawfully pursuant to laws and ordinances, the Articles of Incorporation, and the Rules of the Board of Directors, and meets every month and otherwise as necessary to make decisions. The Board of Directors has met a total of 21 times since April 2018. The Management Meeting is held every month in principle to deliberate Board of Directors agenda items in advance.

Also, Directors responsible for Affiliate Companies and Directors responsible for Finance and Business Strategy attend meetings of the Board of Directors, management meetings, performance reporting meetings and other material meetings of subsidiaries in order to ensure legal compliance and improve management efficiency of the group as a whole.

(2)	Systems concerning compliance

The Company publishes the Tosho Printing Group Code of Conduct which provides the code of conduct for the Company’s group, in a pamphlet that is carried by all employees and on the corporate intranet where it can be accessed at all times, and educates employees through training opportunities at various levels.

In addition, the Internal Audit Team conducts audits throughout the year pursuant to the Rules on Internal Auditing, and reports the results of those audits to the Board of Directors and Representative Directors.

(3)	Systems concerning risk management

Each responsible Director periodically conducts a risk review in order to correctly grasp the risks faced by the business using a risk management sheet pursuant to the Tosho Printing Group Rules on Risk Management, and the Risk Management Committee meets once per half-year to implement measures to prevent material losses by the Company or its subsidiaries.

(4)	Systems concerning the execution of duties of Statutory Auditors

Statutory Auditors obtain necessary information from Directors and employees by attending meetings of the Board of Directors, Management Meetings, and other material meetings, and meet for discussions with Representative Directors once per year.

Statutory Auditors periodically hold information exchange sessions with major departments, and work to improve the effectiveness of group-wide auditing by holding periodic Group Board of Statutory Auditors meetings. Statutory Auditors also meet for discussions with Accounting Auditor once per quarter, and with the Internal Audit Team once per month.

* * * * * * * * *

Note: Amounts in this business report have been rounded down to the nearest significant figure.

Consolidated Balance Sheet

(as at March 31, 2019)

(units: million JPY)
Assets		Liabilities
Current assets	41,645	Current liabilities	18,587
Cash and deposits	5,192	Notes and accounts payable - trade	5,108
Notes and accounts receivable - trade	16,989	Electronically recorded obligations - operating	8,285
Securities	16,501	Income taxes payable	264
Merchandise and finished goods	791	Accrued consumption taxes	317
Work in process	1,304	Reserve for bonuses	562
Raw materials and supplies	575	Reserve for officers' bonuses	35
Other	314	Reserve for sales returns	83
Allowance for doubtful accounts	(24)	Notes payable - facilities	1,257
Non-current assets	73,470	Other	2,673
Tangible fixed assets	20,727	Non-current liabilities	16,437
Buildings and structures	7,972	Long-term borrowings	350
Machinery, equipment and vehicles	4,862	Reserve for officers' retirement allowance	537
Tools, furniture and fixtures	252	Net defined benefit liability	2,689
Land	6,662	Asset retirement obligations	123
Leased assets	241	Deferred tax liabilities	12,516
Construction in progress	735	Other	220
Intangible assets	2,284	Total liabilities	35,024
Goodwill	1,271	Net Assets
Other	1,013	Shareholders' equity	48,014
Investments and other assets	50,458	Capital stock	13,898
Investment securities	50,081	Capital surplus	16,489
Deferred tax assets	202	Retained earnings	17,837
Other	254	Treasury shares	(210)
Allowance for doubtful accounts	(80)	Cumulative other comprehensive income	30,891
		Valuation difference on available-for-sale securities	30,766
		Foreign currency translation adjustment	(0)
		Remeasurements of defined benefit plans	125
		Non-controlling interests	1,184
		Total net assets	80,090
Total assets	115,115	Total liabilities and net assets	115,115

Consolidated Statement of Income
(units: million JPY)
	Amount

Net sales		52,435
Cost of sales		42,885
Gross profit		9,549
Selling, general and administrative expenses		9,598
Operating loss		48

Non-operating income
Interest income	10
Dividend income	392
Surrender value of insurance	113
Other	83	600
Non-operating expenses
Interest expenses	2
Non-deductible consumption tax, etc.	0
Loss on investments in partnership	26
Other	10	40
Ordinary income		511

Extraordinary income
Gain on sales of non-current assets	29
Gain on sales of investment securities	59	89
Extraordinary losses
Loss on sales and retirement of non-current assets	15
Loss on sales of investment securities	6
Special extra retirement payments	102	124
Net income before tax adjustment		476
Income taxes - current	163
Income taxes - deferred Net income Net income attributable to non-controlling shareholders Net income attributable to shareholders of the parent company	125	288
		187 83
		104

Consolidated Statement of Changes in Equity

(units: million JPY)
	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Opening balance	13,898	16,489	18,588	(209)	48,767
Changes of items during period
Dividends of surplus			(855)		(855)
Net income attributable to shareholders of the parent			104		104
Purchase of treasury shares				(1)	(1)
Changes of items other than shareholders’ equity during period (net)
Total changes of items during period	–	–	(751)	(1)	(752)
Closing balance	13,898	16,489	17,837	(210)	48,014

	Cumulative other comprehensive income				Non-controlling interests	Total net assets
	Valuation difference on available-for-sale securities	Foreign currency translation adjustment	Remeasurements of defined benefit plans	Total cumulative other comprehensive income
Opening balance	25,866	0	206	26,073	1,103	75,943
Changes of items during period
Dividends of surplus						(855)
Net income attributable to shareholders of the parent						104
Purchase of treasury shares						(1)
Changes of items other than shareholders’ equity during period (net)	4,899	(0)	(80)	4,818	81	4,899
Total changes of items during period	4,899	(0)	(80)	4,818	81	4,147
Closing balance	30,766	(0)	125	30,891	1,184	80,090

Explanatory Notes to Consolidated Financial Statements

Explanatory notes on material matters that are the basis for the preparation of the consolidated financial statements
1.	Matters concerning the scope of the consolidated statements
The Company has eight (8) subsidiaries (Kansai Tosho Printing Co., Ltd., KG Education Holdings Co., Ltd., Gakko Tosho Co., Ltd., Kirihara Shoten K.K., Communication Training Support Co., Ltd., Hoshinowakai Co., Kirihara Holdings Inc., and Firstwellness Education Inc.), all of which are consolidated subsidiaries.
Hoshinowakai Co., which was newly established during this consolidated fiscal year, and Communication Training Support Co., Ltd., the shares of which were acquired during this consolidated fiscal year, are included as consolidated subsidiaries as of this consolidated fiscal year.

2.	Matters concerning application of the equity method
There are no non-consolidated subsidiaries or affiliated companies.

3.	Matters concerning the fiscal year-end of consolidated subsidiaries
The consolidated subsidiaries Kirihara Shoten K.K. and Communication Training Support Co., Ltd. have their fiscal year-end on July 31 and Kirihara Holdings Inc. has its fiscal year-end on December 31; the consolidated financial statements are prepared based on provisional accounts for those companies prepared as at the consolidated fiscal year-end.
The consolidated subsidiary company Firstwellness Education Inc. has its fiscal year-end on December 31; the consolidated financial statements are prepared using the financial statements for that company as at its fiscal year-end, with adjustments conducted as necessary for material transactions arising between that date and the consolidated fiscal year-end.
The other consolidated subsidiaries have their fiscal year-end on the same date as the consolidated fiscal year-end.

4.	Matters concerning accounting policy
(1)	Standards and methods of valuation of material assets
(i)	Securities
Bonds to be held until maturity:	Amortized cost method (straight-line)
Other securities
Marketable securities:	Market price method based on the market value as of the last day of the consolidated fiscal year (valuation differences are all included directly in net assets, and costs of securities sold are determined by the moving average method).
Non-marketable securities:	Cost method based on the moving average method. However, for contributions to an investment limited partnership, the portion of the net assets of the investment limited partnership pertaining to the Company’s equity interest is used.
(ii)	Inventories
Merchandise and finished goods:	Mainly cost method based on the weighted average method (writing down based on decreased profitability)
Work in process:	Mainly cost method based on the retail method (writing down based on decreased profitability)
Raw materials and supplies:	Mainly cost method based on FIFO (writing down based on decreased profitability)

(2)	Method of depreciating material depreciable assets
(i)	Tangible fixed assets (excluding leased assets)
Mainly declining balance method. However, the straight line method is used for buildings (excluding facilities attached to buildings) and for facilities attached to buildings and structures acquired after April 1, 2016. The useful life of principal assets is as follows.
Buildings and structures:	3 – 53 years
Machinery, equipment and vehicles:	2 – 10 years
(ii)	Intangible assets (excluding leased assets)
Straight line method. Software for internal use is depreciated by the straight line method based on the useful life of the software.
Software for sale is depreciated by recording the larger of the sale value based on expected revenue and the equal allocation amount over the remaining effective period (if five years or less).
(iii)	Leased assets
Assets subject to a non-ownership-transfer finance lease:	Straight line method with the lease term as the useful life and a residual value of zero.
(3)	Standards for recording material allowances
Allowance for doubtful accounts:	In preparation for losses due to uncollectible accounts, for general credits, the bad debt expense is calculated and recorded based on historical bad debts, and for doubtful credits and other specified credits, the individual probability of collection is estimated and the estimated uncollectible amount recorded.
Reserve for bonuses:	The expected amount of bonuses to be paid to employees is recorded for allocation to the payment of those bonuses.
Reserve for officers’ bonuses:	The expected amount of bonuses to be paid to officers is recorded for allocation to the payment of those bonuses.
Reserve for sales returns:	In preparation for losses due to returns of published materials, the sales return expense is calculated and recorded based on the historical return rate.
Reserve for officers’ retirement allowances:	In preparation for the payment of retirement allowances to officers, the amount to be paid at the end of this consolidated fiscal year pursuant to internal rules is recorded.

(4)	Other material matters that are the basis for the preparation of the consolidated financial statements
(i) Accounting treatment of retirement allowances
In preparation for the payment of retirement allowances to employees, the amount of retirement allowance obligations, net of pension assets, is recorded as net defined benefit liability based on the estimated amount at the end of this consolidated fiscal year.
In calculating retirement allowance obligations, the estimated amount of retirement allowances to be paid is attributed to the period ending at the end of this consolidated fiscal year by the method given in the benefit calculation standards.
Past employment expenses are accounted for by the straight line method over a certain number of years (two years for a defined-benefit pension plan, and five years for a lump-sum pension plan) during the average term of employment of employees at the time the expense arises.
Actuarial calculation differences are prorated by the straight line method over a certain number of years (two years for a defined-benefit pension plan, and thirteen years for a lump-sum pension plan) not exceeding the average term of employment of employees in the consolidated fiscal year in which the expense arises, and recorded as an expense beginning in the next consolidated fiscal year.
Unrecognized actuarial calculation differences and unrecognized past employment expenses are recorded as remeasurements of defined benefit plans under “Cumulative other comprehensive income” in “Net assets” after adjustment for tax effects.
(ii) Standard for converting material foreign-denominated assets and liabilities into Japanese currency
Foreign-denominated monetary credits and debts are converted into Japanese yen at the spot exchange market price at the consolidated fiscal year-end, and any difference on conversion is recorded as profit or a loss.
(iii) Accounting treatment of consumption tax, etc.
The tax exclusion method is used.
(iv) Method and period of amortization of goodwill
Straight-line amortization over a fixed period (five to ten years)

Explanatory notes concerning changes to how results are presented
Consolidated Balance Sheet:
Because the Ministerial Order on the Partial Amendment of the Ordinance for Enforcement of the Companies Act and the Rules of Corporate Accounting (Order of the Ministry of Justice No. 5 of March 26, 2018) applies as of this consolidated fiscal year based on the Partial Amendments to Accounting Standard for Tax Effect Accounting (ASBJ Statement No. 28 of February 16, 2018), deferred tax assets are now presented in the category of investments and other assets, and deferred tax liabilities are now presented in the category of non-current liabilities.

Explanatory notes concerning the consolidated balance sheet
1.	Assets provided as security
	Cash and deposits:	JPY 9 million
2.	Accumulated depreciation of Tangible fixed assets:	JPY 27,138 million

Explanatory notes concerning the consolidated statement of changes in equity
1.	Total number of issued shares as of the last day of this consolidated fiscal year
	Common stock:	43,133,904

2.    Matters concerning dividends of surplus issued during this consolidated fiscal year
Resolution	Class of stock	Total dividend amount (million JPY)	Dividend per share (JPY)	Record date	Effective date
June 28, 2018 Ordinary General Meeting of Shareholders	Common stock	855	20	March 31, 2018	June 29, 2018

3.    Matters concerning the dividend of surplus to be issued after the last day of this consolidated fiscal year
Resolution	Class of stock	Source of dividend	Total dividend amount (million JPY)	Dividend per share (JPY)	Record date	Effective date
June 27, 2019 Ordinary General Meeting of Shareholders	Common stock	Retained earnings	171	4	March 31, 2019	June 28, 2019

Explanatory notes concerning per-share information

1.	Net assets per share:	JPY 1,844.41
2.	Net income per share:	JPY 2.43

Explanatory notes concerning financial instruments
1.	Matters concerning the status of financial instruments
The Group has borrowed the funds necessary in light of the capital expenditure plan, mainly for the execution of the printed materials manufacturing and sale business. The Group manages temporary surpluses of funds through highly stable financial assets, and does not engage in speculation.
The Group endeavors to reduce customer credit risk in connection with accounts receivable and notes receivable pursuant to the Rules on Credit Management.
The Group endeavors to reduce credit risk in connection with securities and investment securities pursuant to the Rules on Management of Funds and the Rules on Securities Management.
2.	Matters concerning the market value of financial instruments
The value recorded on the consolidated balance sheet as at March 31, 2019, the market value, and the difference between those figures is as follows. Assets whose market value is extremely difficult to measure are not included below. (See Note 2.)
(units: million JPY)
	Value recorded on the consolidated balance sheet	Market value	Difference
(1) Cash and deposits	5,192	5,192	–
(2) Notes and accounts receivable - trade	16,989	16,989	–
(3) Securities and investment securities
(i) Bonds to be held until maturity	18,915	18,923	8
(ii) Other securities	46,699	46,699	–
Total assets	87,796	87,804	8

(units: million JPY)
	Value recorded on the consolidated balance sheet	Market value	Difference
(1) Notes and accounts payable - trade	5,108	5,108	–
(2) Electronically recorded obligations - operating	8,285	8,285	–
(3) Notes payable - facilities	1,257	1,257	–
(4) Long-term borrowings	350	354	4
Total liabilities	15,001	15,005	4
Note 1: Matters concerning calculation of the market value of financial instruments and securities
Assets:
(1) Cash and deposits and (2) notes and accounts receivable – trade:
Because these are settled on a short-term basis, the market value is almost identical to the book value, so the book value is used.
(3) Securities and investment securities:
The exchange value is used for the market value of shares, and the exchange value or the price offered by a financial institution is used for the current price of bonds.

Liabilities:
(1) Notes and accounts payable, (2) electronically recorded obligations - operating, and (3) notes payable – facilities:
Because these are settled on a short-term basis, the market value is almost identical to the book value, so the book value is used.
(4) Long-term borrowings:
The quotient of the current value divided by the estimated interest rate that would be offered for a new borrowing of the sum of the principal and interest on the same terms is used as the market value.

Note 2: Assets whose market value is extremely difficult to measure

(units: million JPY)
Category	Value recorded on the consolidated balance sheet
Shares of unlisted companies	63
Cash contributions to investment partnerships	905
Total	968
Because the above assets are not marketable and the market value is extremely difficult to measure, they are not included in the “Assets” table under “(3)(ii) Other Securities”.

Explanatory notes concerning material events occurring after the fiscal year-end
Execution of the Share Exchange Agreement
The Company resolved at a meeting of its Board of Directors held on May 13, 2019 to conduct a share exchange (the “Share Exchange”) under which Toppan Printing Co., Ltd (“Toppan Printing”) is a wholly owning parent company in share exchange and the Company is a wholly owned subsidiary in share exchange, and the companies executed a share exchange agreement (the “Share Exchange Agreement”).

1.	Purpose of the Share Exchange
The Company announced a mid-term management plan in the fiscal year of 2017 and is working to (i) implement business structure changes based on market changes, (ii) make active investments to create new markets, and (iii) expand its business domain in the cultural and educational fields, with the aim of achieving reforms to become an “information design company” that adds value to information and provides that information to customers in order to change its paper-based business structure. However, the business environment surrounding paper media has changed more rapidly than the Company expected, and the Company has considered that it is necessary to further endeavor to strengthen its profitability in these circumstances. Therefore, the Company recognizes that the acceleration of business structure change is the most important business challenge to break out of the current situation. the Company also considers that rather than independently continuing to seek business development by utilizing only its business resources, it will be able to respond to this challenge more swiftly than at present by further promoting its cooperation with Toppan Printing instead, whereby the Company may strengthen its profitability and in turn increase its corporate value.
Toppan Printing and the Company reached the conclusion that, in order to respond to structural changes in the business environment such as the above, the best course of action for maximizing the corporate value of the Company was to establish a prompt and decisive decision-making environment based on the long-term relationship of trust with Toppan Printing in which the Company and Toppan Printing have cooperated by the Company becoming a wholly owned subsidiary of Toppan Printing, and to implement the Company’s business structure changes and expand the Company’s business domain under the integrated business operations of Toppan Printing and the Company, and therefore decided to conduct the Share Exchange.

2.	Outline of the Share Exchange

(1)	Summary of the wholly owning parent company in the Share exchange (as of March 31, 2019)
Corporate name	Toppan Printing Co., Ltd.
Head office	1-5-1 Taito, Taito-ku, Tokyo
Name and title of representative	Shingo Kaneko, President and Representative Director
Description of business	Information & Communication, Living & Industry, Electronics business segments, etc.
Stated capital	JPY 104,986 million

(2)	Schedule for the Share Exchange
Record date for the ordinary general meeting of shareholders to approve the Share Exchange Agreement (the Company)	Sunday, March 31, 2019
Date on which the execution of the Share Exchange Agreement is resolved at the Board of Directors meeting (Toppan Printing and the Company)	Monday, May 13, 2019
Date on which the Share Exchange Agreement is executed (Toppan Printing and the Company)	Monday, May 13, 2019
Date on which the ordinary general meeting of shareholders to approve the Share Exchange Agreement will be held (the Company)	Thursday, June 27, 2019 (scheduled)
Last trading date (the Company)	Monday, July 29, 2019 (scheduled)
Delisting date (the Company)	Tuesday, July 30, 2019 (scheduled)
Scheduled date of the Share Exchange (effective date)	Thursday, August 1, 2019 (scheduled)
Note 1:
Toppan Printing will implement the Share Exchange in the form of a summary share exchange pursuant to the provisions of Article 796, paragraph 2 of the Companies Act, without obtaining approval by resolution of its general meeting of shareholders for the Share Exchange Agreement.

Note 2:
If necessary due to the progress of procedures of the Share Exchange or for any other reasons, the schedule of the Share Exchange may be changed upon consultation and agreement between Toppan Printing and the Company.

(3)	Method of the Share Exchange
Through the Share Exchange, Toppan Printing shall become the wholly owning parent company and the Company shall become the wholly owned subsidiary. The Share Exchange is scheduled to be implemented after the Share Exchange Agreement is approved by resolution of the ordinary general meeting of shareholders of the Company that is scheduled to be held on June 27, 2019. Also, Toppan Printing plans to implement the Share Exchange in the form of a summary share exchange pursuant to the provisions of Article 796, paragraph 2 of the Companies Act, without obtaining approval by resolution of a general meeting of shareholders for the Share Exchange Agreement.

(4)	Allotment in the Share Exchange
	Toppan Printing (Wholly owning parent company in share exchange)	The Company (Wholly-owned subsidiary in share exchange)
Ratio of allotment in the Share Exchange	1	0.80
Number of shares to be delivered upon the Share Exchange	Common stock of Toppan Printing: 16,623,222 shares (scheduled)
Note 5:	Share allotment ratio
0.80 shares of common stock of Toppan Printing will be allotted and delivered in exchange for each share of common stock of the Company (the “Share Exchange Ratio”); provided, however, that no shares will be allotted in the Share Exchange for the shares of common stock of the Company held by Toppan Printing (22,002,461 shares as of May 13, 2019).
The Share Exchange Ratio may be subject to change upon consultation and agreement between Toppan Printing and the Company in the case of any material changes to the conditions that are the basis of the calculation.

Other explanatory notes
1.	Amounts in these consolidated financial statements have been rounded down to the nearest significant figure.

2.	Business combinations through acquisition
KG Education Holdings Co., Ltd., a consolidated subsidiary of the Company, acquired all of the shares of Communication Training Support Co., Ltd. on October 30, 2018, making that company a subsidiary of KG Education Holdings and a second-tier subsidiary of the Company.

(1)	Outline of the business combination
(i)	Name and summary of business of the acquired company
Name of the acquired company:	Communication Training Support Co., Ltd.
Description of business:	Language training services for businesses
(ii)	Principal reason for conducting the business combination
To promote multifaceted development of the educational solutions business.
(iii)	Date of business combination

October 30, 2018 (share acquisition date)
October 31, 2018 (deemed date of acquisition)
(iv)	Legal form of business combination
Share acquisition for cash consideration

(v)	Company name after consolidation
No change.
(vi)	Percentage of voting rights acquired
100%

(vii)	Principal reasons for selecting the acquired company
Because KG Education Holdings Co., Ltd., a consolidated subsidiary of the Company, acquired 100% of the voting rights of the acquired company on October 30, 2018,  KG Education Holdings Co., Ltd. is the acquiring company.
(2)	Period of results of the acquired company included in the consolidated financial statements
November 1, 2018 through March 31, 2019
(3)	Acquisition price of the acquired company and itemization of consideration by type
Consideration for the acquisition	Cash	JPY 1,320 million
Acquisition price		JPY 1,320 million
(4)	Itemization and amounts of main expenses related to the acquisition
Advisory costs	JPY 29 million
(5)	Goodwill generated, cause of goodwill, and method and period of amortization
(i)	Goodwill generated: JPY 899 million
(ii)	Cause of goodwill Mainly excess earning power expected from future business development.
(iii)	Method and period of amortization Straight-line amortization over ten years

(6)	Amount and principal items of assets received and liabilities undertaken on the business combination date
Current assets	JPY 211 million
Non-current assets	JPY 360 million
Total assets	JPY 572 million
Current liabilities	JPY 64 million
Non-current liabilities	JPY 87 million
Total liabilities	JPY 151 million

Balance Sheet
(as at March 31, 2019)

(units: million JPY)
Assets		Liabilities
Current assets	41,768	Current liabilities	17,638
Cash and deposits	4,188	Notes payable - trade	1,799
Notes receivable - trade	5,941	Electronically recorded obligations - operating	8,169
Accounts receivable - trade	8,912	Accounts payable - trade	2,803
Securities	16,501	Short-term loans payable to subsidiaries and associates	700
Merchandise and finished goods	82	Lease obligations	43
Work in process	797	Accounts payable - other	655
Raw materials and supplies	331	Accrued expenses	1,100
Prepaid expenses	22	Income taxes payable	171
Short-term loans receivable from subsidiaries and associates	4,661	Deposits received	139
Other	342	Reserve for bonuses	446
Allowance for doubtful accounts	(13)	Reserve for officers' bonuses	29
		Notes payable - facilities	1,257
Non-current assets	71,130	Other	322
Tangible fixed assets	20,053	Fixed liabilities	15,331
Buildings	7,157	Long-term borrowings	350
Structures	174	Lease obligations	211
Machinery and equipment	4,839	Reserve for retirement allowance	1,932
Vehicles	16	Reserve for officers' retirement allowance	375
Tools, furniture and fixtures	231	Asset retirement obligations	66
Land	6,661	Deferred tax liabilities	12,392
Leased assets	236	Other	3
Construction in progress	735	Total liabilities	32,970
		Net Assets
Intangible assets	738	Shareholders' equity	49,161
Software	711	Capital stock	13,898
Other	26	Capital surplus	16,489
		Legal capital surplus	12,992
Investments and other assets	50,338	Other capital surplus	3,496
Investment securities	50,076	Retained earnings	18,983
Shares of subsidiaries and associates	29	Legal retained earnings	604
Long-term loans receivable from subsidiaries and associates	145	Other retained earnings	18,379
Other	168	Reserve for advanced depreciation of non-current assets	17
Allowance for doubtful accounts	(80)	General reserve	15,040
		Retained earnings brought forward	3,322
		Treasury shares	(210)
		Valuation and translation adjustments	30,766
		Valuation difference on available-for-sale securities	30,766
		Total net assets	79,928
Total assets	112,898	Total liabilities and net assets	112,898

Statement of Income

(units: million JPY)
	Amount

Net sales		43,745
Cost of sales		36,939
Gross profit		6,806
Selling, general and administrative expenses		6,521
Operating profit		284

Non-operating income
Interest income	3
Interest on securities	9
Dividend income	394
Other	85	493
Non-operating expenses
Interest expenses	3
Non-deductible consumption tax, etc.	0
Loss on investments in partnership	26
Other	7	38
Ordinary income		739

Extraordinary income
Gain on sales of non-current assets	29
Gain on sales of investment securities	59	89
Extraordinary losses
Loss on sales and retirement of non-current assets	13
Special extra retirement payments	102	115
Net income per share before tax		713
Income taxes - current	111
Income taxes - deferred	126	237
Net income		475

Statement of Changes in Equity

(units: million JPY)
	Shareholders’ equity
	Capital stock	Capital surplus		Retained earnings
		Legal capital surplus	Other capital surplus	Legal retained earnings	Other retained earnings
					Reserve for advanced depreciation of non-current assets	General reserve	Retained earnings brought forward
Opening balance	13,898	12,992	3,496	604	19	15,040	3,700
Changes of items during period
Dividends of surplus							(855)
Reversal of reserve for advanced depreciation of non-current assets					(2)		2
Net income							475
Purchase of treasury shares
Changes of items other than shareholders’ equity during period (net)
Total changes of items during period	–	–	–	–	(2)	–	(377)
Closing balance	13,898	12,992	3,496	604	17	15,040	3,322

	Shareholders’ equity		Valuation and translation adjustments	Total net assets
	Treasury shares	Total shareholders’ equity	Valuation difference on available-for-sale securities
Opening balance	(209)	49,542	25,866	75,409
Changes of items during period
Dividends of surplus		(855)		(855)
Reversal of reserve for advanced depreciation of non-current assets				–
Net income		475		475
Purchase of treasury shares	(1)	(1)		(1)
Changes of items other than shareholders’ equity during period (net)			4,899	4,899
Total changes of items during period	(1)	(381)	4,899	4,518
Closing balance	(210)	49,161	30,766	79,928

Note : This English translation of the Voting Card is being provided to you for your reference purposes only. You should not attempt to use it to exercise your voting rights in connection with the ordinary general meeting of shareholders. In order to exercise your voting rights, please contact directly your standing proxy for the details.

Instructions			Must be mailed on or before: June 26, 2019
Please remove this portion before mailing your voting form, and mail it so that it arrives by 6 p.m. on June 26, 2019.	To: Tosho Printing Co., Ltd.	119-0295	Postcard
*You do not need to affix a postage stamp to this postcard.	c/o
*Do not mail this postcard on or after June 27, 2019.	Stock Transfer Agency Business Planning Department Sumitomo Mitsui Trust Bank, Limited 8-4 Izumi 2-chome, Suginami-ku, Tokyo

*The field below will be machine read. Make no markings.
______________________________________________________

Note : This English translation of the Voting Card is being provided to you for your reference purposes only. You should not attempt to use it to exercise your voting rights in connection with the ordinary general meeting of shareholders. In order to exercise your voting rights, please contact directly your standing proxy for the details.

Voting Form	Shareholder member:							the number of shareholder 000000000 the number of voting right 00000000000
To: Tosho Printing Co., Ltd.	Items	Item1	Item2	Item3 (exclude the following cadidates)	Item4	Item5	Item6	(the number of shares constituting one unit 100)

I have exercised my voting rights as indicated to the right (by circling approval or disapproval) regarding each proposal for the 107th ordinary general meeting of shareholders of Tosho Printing Co., Ltd. to be held on June 27, 2019 (including any continuation or adjournment of the meeting June __, 2019	Indication of approval /disapproval	Approval	Approval	Approval	Approval	Approval	Approval	the number of holding shares	0

		Disapproval	Disapproval	Disapproval	Disapproval	Disapproval	Disapproval	Instructions

1. If you are unable to attend the shareholders’ meeting in person, please indicate your approval or disapproval on the voting form and mail it so that it arrives by 6 p.m. on June 26, 2019.

2. If you indicate different approval or disapproval about a part of candidates in Item3, please fill out the candidate’s number having been described in the Reference Document for the General Meeting of Shareholders.

3. Please use a black-ink ball-point pen to indicate your approval or disapproval by clearly circling the appropriate item.

If you do not indicate your approval or disapproval of the proposals, you will be considered to have approved the proposals.

(Cut along this line)
Tosho Printing Co., Ltd.

When attending the shareholders’ meeting in person, do not detach the portion to the right but submit this card at reception as is.

Tosho Printing Co., Ltd.